Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST AVENUE NETWORKS, INC.,

MARLIN ACQUISITION CORPORATION

AND

FIBERTOWER CORPORATION

DATED AS OF MAY 14, 2006

TABLE OF CONTENTS

ARTICLE 1 THE MERGER
Section 1.1 THE MERGER
Section 1.2 THE CLOSING
Section 1.3 EFFECTIVE TIME
Section 1.4 CERTIFICATE OF INCORPORATION
Section 1.5 BYLAWS
Section 1.6 BOARD OF DIRECTORS OF SURVIVING CORPORATION

ARTICLE 2 CONVERSION OF FIBERTOWER SHARES
Section 2.1 EFFECT ON CAPITAL STOCK
Section 2.2 EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION
Section 2.3 APPRAISAL RIGHTS
Section 2.4 ADJUSTMENTS

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF FIBERTOWER
Section 3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY
Section 3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS
Section 3.3 CAPITALIZATION
Section 3.4 SUBSIDIARIES
Section 3.5 NO VIOLATION
Section 3.6 NO CONFLICT
Section 3.7 FINANCIAL STATEMENTS
Section 3.8 LITIGATION AND LIABILITIES
Section 3.9 ABSENCE OF CERTAIN CHANGES
Section 3.10 TAXES
Section 3.11 EMPLOYEE BENEFIT PLANS
Section 3.12 LABOR MATTERS
Section 3.13 ENVIRONMENTAL MATTERS
Section 3.14 INTELLECTUAL PROPERTY
Section 3.15 TITLE TO PROPERTIES
Section 3.16 INSURANCE
Section 3.17 NO BROKERS
Section 3.18 CONTRACTS; DEBT INSTRUMENTS
Section 3.19 WARRANTIES AND PRODUCT LIABILITY
Section 3.20 VOTE REQUIRED
Section 3.21 CERTAIN APPROVALS
Section 3.22 CERTAIN CONTRACTS
Section 3.23 REGULATORY MATTERS
Section 3.24 SUPPORT AGREEMENTS
Section 3.25 LOCK-UP AGREEMENTS

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FIRST AVENUE AND MERGER SUB
Section 4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY
Section 4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS
Section 4.3 CAPITALIZATION
Section 4.4 SUBSIDIARIES
Section 4.5 NO VIOLATION
Section 4.6 NO CONFLICT
Section 4.7 SEC DOCUMENTS
Section 4.8 LITIGATION AND LIABILITIES
Section 4.9 ABSENCE OF CERTAIN CHANGES
Section 4.10 TAXES
Section 4.11 EMPLOYEE BENEFIT PLANS
Section 4.12 LABOR MATTERS
Section 4.13 ENVIRONMENTAL MATTERS
Section 4.14 INTELLECTUAL PROPERTY
Section 4.15 TITLE TO PROPERTIES
Section 4.16 INSURANCE
Section 4.17 NO BROKERS
Section 4.18 CONTRACTS; DEBT INSTRUMENTS
Section 4.19 WARRANTIES AND PRODUCT LIABILITY
Section 4.20 VOTE REQUIRED
Section 4.21 CERTAIN APPROVALS
Section 4.22 CERTAIN CONTRACTS
Section 4.23 REGULATORY MATTERS
Section 4.24 SUPPORT AGREEMENTS
Section 4.25 LOCK-UP AGREEMENTS

ARTICLE 5 COVENANTS
Section 5.1 CONDUCT OF BUSINESS
Section 5.2 NO SOLICITATION
Section 5.3 NOTICE OF STOCKHOLDER ACTION
Section 5.4 FILINGS; REASONABLE BEST EFFORTS
Section 5.5 INSPECTION
Section 5.6 PUBLICITY
Section 5.7 SECURITIES MATTERS
Section 5.8 LISTING APPLICATION
Section 5.9 AGREEMENTS OF AFFILIATES
Section 5.10 REGISTRATION RIGHTS AGREEMENT
Section 5.11 EXPENSES
Section 5.12 INDEMNIFICATION AND INSURANCE
Section 5.13 EMPLOYEE BENEFITS
Section 5.14 TAX MATTERS
Section 5.15 FIRST AVENUE GOVERNANCE MATTERS

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ARTICLE 6 CONDITIONS
Section 6.1 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER
Section 6.2 CONDITIONS TO OBLIGATION OF FIBERTOWER TO EFFECT THE MERGER
Section 6.3 CONDITIONS TO OBLIGATION OF FIRST AVENUE TO EFFECT THE MERGER

ARTICLE 7 TERMINATION
Section 7.1 TERMINATION BY MUTUAL CONSENT
Section 7.2 TERMINATION BY FIRST AVENUE OR FIBERTOWER
Section 7.3 TERMINATION BY FIBERTOWER
Section 7.4 TERMINATION BY FIRST AVENUE
Section 7.5 EFFECT OF TERMINATION

ARTICLE 8 GENERAL PROVISIONS
Section 8.1 SURVIVAL
Section 8.2 NOTICES
Section 8.3 ASSIGNMENT; BINDING EFFECT; BENEFIT
Section 8.4 ENTIRE AGREEMENT
Section 8.5 AMENDMENTS
Section 8.6 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL
Section 8.7 COUNTERPARTS
Section 8.8 HEADINGS
Section 8.9 INTERPRETATION
Section 8.10 WAIVERS
Section 8.11 SEVERABILITY
Section 8.12 ENFORCEMENT OF AGREEMENT; LIMITATION ON DAMAGES
Section 8.13 OBLIGATION OF MERGER SUB
Section 8.14 EXTENSION; WAIVER

Exhibit A — CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

Exhibit B — FORM OF FIBERTOWER HOLDER’S SUPPORT AGREEMENT

Exhibit C — FORM OF FIBERTOWER HOLDER’S LOCK-UP AGREEMENT

Exhibit D — FORM OF FIRST AVENUE HOLDER’S SUPPORT AGREEMENT

Exhibit E — FORM OF FIRST AVENUE HOLDER’S LOCK-UP AGREEMENT

Exhibit F — FORM OF FIBERTOWER AFFILIATE’S LETTER

Exhibit G — FORM OF REGISTRATION RIGHTS AGREEMENT

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 14, 2006, is among FIRST AVENUE NETWORKS, INC., a Delaware corporation (“First Avenue”), MARLIN ACQUISITION CORPORATION, a Delaware corporation and a direct and wholly-owned subsidiary of First Avenue (“Merger Sub”), and FIBERTOWER CORPORATION, a Delaware corporation (“FiberTower”).

RECITALS

WHEREAS, the respective Boards of Directors of each of First Avenue, Merger Sub and FiberTower have determined that the merger of Merger Sub with and into FiberTower (the “Merger”), in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved this Agreement;

WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), and that this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain of FiberTower’s principal stockholders will enter into support agreements in connection with the Merger in favor of First Avenue with respect to, among other things, the voting of shares of capital stock of FiberTower held or to be held by such stockholders in favor of the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain of First Avenue’s principal stockholders will enter into support agreements in connection with the Merger in favor of FiberTower with respect to, among other things, the voting of shares of common stock of First Avenue held or to be held by such stockholders in favor of the issuance of shares of common stock of First Avenue pursuant to the Merger; and

WHEREAS, FiberTower, First Avenue and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

SECTION 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into FiberTower in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. FiberTower (sometimes hereinafter referred to as the “Surviving

Corporation”) shall be the surviving corporation in the Merger and shall be a wholly-owned, direct subsidiary of First Avenue. Immediately prior to the filing of the amendment to First Avenue’s certificate of incorporation described in Section 5.15(a) of this Agreement, FiberTower shall change its name to “FiberTower Network Services Corp.”  The Merger shall have the effects specified in the Delaware General Corporation Law (“DGCL”).

SECTION 1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as First Avenue and FiberTower may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

SECTION 1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, on the Closing Date, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

SECTION 1.4 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of FiberTower shall be amended to read as set forth in Exhibit A attached hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

SECTION 1.5 BYLAWS. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

SECTION 1.6 BOARD OF DIRECTORS OF SURVIVING CORPORATION. The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of Merger Sub, as it existed immediately prior to the Effective Time, until changed in accordance with applicable law. Each of the members of the Board of Directors of FiberTower shall tender his or her resignation as a director of FiberTower, to be effective at the Effective Time.

ARTICLE 2
CONVERSION OF FIBERTOWER SHARES

SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, the Merger shall have the following effects on the capital stock of FiberTower and Merger Sub, without any action on the part of the holder of any capital stock of FiberTower or Merger Sub:

(a)           Conversion of FiberTower Common Shares. Subject to the provisions of this Section 2.1, (i) each share of Common Stock, $0.0001 par value per share, of FiberTower (each a “FiberTower Common Share” and collectively the “FiberTower Common Shares”) issued and outstanding immediately prior to the Effective Time (but not including any FiberTower Common Shares that are owned (A) by First Avenue, Merger Sub or any other direct or indirect Subsidiary of First Avenue or (B) by FiberTower (the “Excluded FiberTower Common Shares”) or any Dissenting FiberTower Shares (as defined in Section 2.3)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.3045470 (the “Exchange Ratio”) of a First Avenue Common Share, subject to adjustment as set forth in Section 2.4 below. The First Avenue Common Shares to be issued upon conversion of the FiberTower Common Shares pursuant to this Section 2.1 and any cash in lieu of fractional shares to be paid pursuant to Section 2.2(d) hereof are referred to collectively as the “Merger Consideration”. The holder of a certificate that represented FiberTower Common Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Merger Consideration to which such holder is entitled pursuant to this Section 2.1(a). Until surrendered as contemplated by Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and such holder shall not be entitled to vote or to any other rights of a stockholder of First Avenue until after such surrender. “First Avenue Common Shares” shall mean the shares of common stock, par value $0.001 per share, of First Avenue.

(b)           Cancellation of Excluded FiberTower Common Shares. Each Excluded FiberTower Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)           Merger Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly-owned, direct subsidiary of First Avenue.

(d)           Stock Options. At the Effective Time, all Stock Options (as defined in Section 5.13(c)) outstanding (whether vested or unvested) at the Effective Time under each FiberTower Plan (as defined in Section 3.11(b)) shall be assumed by First Avenue in accordance with Section 5.13.

SECTION 2.2 EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION.

(a)           Exchange Procedures. At or prior to the Effective Time, First Avenue shall deposit with its transfer agent or such other party as may be reasonably satisfactory to First Avenue and FiberTower (the “Exchange Agent”), in trust for the benefit of the holders of FiberTower Common Shares, certificates representing First Avenue Common Shares in an amount necessary to effect the conversion of FiberTower Common Shares into the right to receive the Merger Consideration pursuant to Section 2.1(a). First Avenue shall make sufficient funds available to the Exchange Agent from time to time as needed to pay cash in respect of (i) dividends or other distributions in accordance with Section 2.2(b) and (ii) fractional shares in accordance with Section 2.2(d). Promptly after the Effective Time, but in no event later than five business days thereafter, First Avenue shall cause the Exchange Agent to mail to each holder of record of a Certificate as of the Effective Time (other than holders of a Certificate in respect of Excluded FiberTower Common Shares or Dissenting FiberTower Shares), (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and to have such other provisions as First Avenue may reasonably determine, and (ii) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 2.1(a). Subject to Section 2.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole First Avenue Common Shares that such holder is entitled to receive pursuant to Section 2.1(a) and (ii) a check in the aggregate amount (after giving effect to any required Tax withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 2.2(d) plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 2.2. The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable (for fractional shares, dividends or otherwise) upon surrender of any Certificate. In the event of a transfer of ownership of FiberTower Common Shares that occurred prior to the Effective Time, but is not registered in the transfer records of FiberTower, the Merger Consideration may be issued and/or paid to such a transferee if the Certificate formerly representing such FiberTower Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any certificate for First Avenue Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined in Section 8.9) requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of certificates for First Avenue Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of First Avenue and the Exchange Agent that such Tax has been paid or is not applicable.

(b)           Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by First Avenue in respect of First Avenue Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all First Avenue Common Shares payable as Merger Consideration pursuant to this Agreement. No dividends or other distributions so declared in respect of such First Avenue Common Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding Taxes that may be required to be deducted therefrom, to the holder of the certificates representing whole First Avenue Common Shares issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the

Effective Time and a payment date on or prior to the date of surrender of such Certificate and not previously paid to such holder and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole First Avenue Common Shares with a record date at or after the Effective Time but with a payment date subsequent to surrender. No interest shall be payable with respect to any amounts to be paid under this Section 2.2(b). For purposes of dividends or other distributions in respect of First Avenue Common Shares, all First Avenue Common Shares payable as Merger Consideration pursuant to the Merger shall be issued and outstanding as of the Effective Time.

(c)           Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of FiberTower of FiberTower Common Shares that were outstanding immediately prior to the Effective Time.

(d)           Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional First Avenue Common Shares shall be issued in the Merger and no First Avenue Common Shares dividend, stock split, subdivision or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of First Avenue. In lieu of any such fractional share (after aggregating all fractional First Avenue Common Shares to be received by such holder), each holder of FiberTower Common Shares who would otherwise have been entitled to receive a fraction of a First Avenue Common Share upon surrender of a Certificate for exchange shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price of the First Avenue Common Shares on the Nasdaq National Market (“Nasdaq”) for the last trading day immediately prior to the Effective Time. No interest shall be payable with respect to any amounts to be paid under this Section 2.2(d).

(e)           Termination of Exchange Period; Unclaimed Merger Consideration. At any time following the first anniversary of the Effective Time, First Avenue shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the First Avenue Common Shares deposited with the Exchange Agent, and holders of Certificates shall be entitled to look only to First Avenue (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration and any dividends or other distributions with respect thereto issuable or payable pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d) upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of First Avenue, Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of a Certificate with regard to First Avenue Common Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)            Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if First Avenue reasonably believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify First Avenue or FiberTower, or, if First Avenue does not so reasonably believe, the posting by such Person of a bond in the form customarily required by First Avenue to indemnify against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute such Merger Consideration, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d), in each case, without interest. Any delivery or surrender for exchange of a Certificate pursuant to this Section 2.2 may be effected

(in lieu of such delivery or exchange for surrender of a Certificate) by delivery of an affidavit together with an indemnity undertaking or indemnity bond in accordance with this Section 2.2(f).

(g)           Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 5.9) of FiberTower shall not be exchanged until First Avenue has received a written agreement from such Person as provided in Section 5.9.

(h)           Withholding. First Avenue or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of FiberTower Common Shares such amounts as First Avenue or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by First Avenue or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the FiberTower Common Shares in respect of when such deduction and withholding was made by First Avenue or the Exchange Agent.

SECTION 2.3 APPRAISAL RIGHTS. FiberTower Common Shares outstanding immediately prior to the Effective Time and held by a holder who neither shall have voted in favor of the Merger nor shall have consented thereto in writing and who shall have demanded appraisal for such shares in accordance with the DGCL are referred to herein as “Dissenting FiberTower Shares”. Dissenting FiberTower Shares shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. FiberTower shall give First Avenue prompt notice of any demands received by FiberTower for appraisal of FiberTower Common Shares. Except as required by applicable law or with the prior written consent of First Avenue, FiberTower shall not make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.4 ADJUSTMENTS. In the event that prior to the Effective Time, there shall have been declared or effected a stock split, subdivision, reverse stock split, consolidation and division, stock dividend or stock distribution (including any dividend, or distribution, of securities convertible into FiberTower Common Shares or First Avenue Common Shares), reorganization, recapitalization, reclassification or similar event made with respect to FiberTower Common Shares or the First Avenue Common Shares, the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of such event. The parties hereto acknowledge and agree that the Exchange Ratio set forth in Section 2.1(a) above is based on the assumption that First Avenue and FiberTower will issue the number of options expected to be issued, as set forth on Schedule 5.1(b)(vi) of the First Avenue Disclosure Letter and Schedule 5.1(b)(vi) of the FiberTower Disclosure Letter, respectively, that no warrants to acquire First Avenue Common Shares will be exercised pursuant to a cashless exercise during the period from the execution and delivery of this Agreement to the Effective Time, and that no unvested First Avenue Common Shares or FiberTower Shares, or options or warrants to purchase First Avenue Common Shares or FiberTower Common Shares, are forfeited, cancelled or repurchased. In the event that the number of options actually issued is different than the number expected to be issued, any such warrants are exercised pursuant to a cashless exercise prior to the Effective Time, or any such unvested options or shares are forfeited, cancelled or repurchased, the Exchange Ratio shall be recalculated so that stockholders who hold FiberTower Common Shares and options or warrants to purchase FiberTower Common Shares immediately prior to the Merger will receive in the Merger a number of First Avenue Common Shares representing 51%, on a fully-diluted basis, of the total number of First Avenue Common Shares issued and outstanding immediately after the Merger. In such event, each of First Avenue and FiberTower shall deliver to the other, no later than five (5) business days prior to the Closing Date, a certificate executed by the Chief Executive Officer and the Chief Financial Officer of such party setting forth, and showing in reasonable detail the calculation of, the Exchange Ratio as so adjusted, together with an itemized and detailed list showing the number of shares outstanding on a fully diluted basis as of the date of this Agreement and each issuance of First Avenue Common Shares or FiberTower Common Shares issued subsequent to such date, including any option or warrant grants, option or warrant exercises, and any cancellations, repurchases or forfeitures. Any such certificates delivered pursuant to this Section 2.4 shall, absent manifest error, be final, conclusive and binding on all parties hereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF FIBERTOWER

Except as set forth in the disclosure letter delivered to First Avenue concurrently with the execution hereof (the “FiberTower Disclosure Letter”), FiberTower represents and warrants to First Avenue that:

SECTION 3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. FiberTower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FiberTower is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect (as defined in Section 8.9). FiberTower has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of FiberTower’s certificate of incorporation and bylaws previously made available to First Avenue are true and correct and contain all amendments as of the date hereof.

SECTION 3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. FiberTower has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by FiberTower of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the adoption of this Agreement by FiberTower’s stockholders. This Agreement constitutes the valid and legally binding obligation of FiberTower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.

SECTION 3.3 CAPITALIZATION. The authorized capital stock of FiberTower consists of 325,000,000 FiberTower Common Shares and 225,000,000 shares of Series A Preferred Stock, $0.0001 par value per share, of FiberTower (each, a “FiberTower Preferred Share”, collectively, the “FiberTower Preferred Shares” and, together with the FiberTower Common Shares, the “FiberTower Shares”). As of May 12, 2006, there were (a) 18,064,038 FiberTower Common Shares issued and outstanding, (b) 223,850,026 FiberTower Preferred Shares issued and outstanding and (c) 14,361,473 FiberTower Common Shares subject to outstanding employee and director stock options issued to employees and directors and to consultants who are natural persons, who provide bona fide services to FiberTower (which services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for FiberTower’s securities) pursuant to the stock option plans of FiberTower listed on Schedule 3.3 of the FiberTower Disclosure Letter (the “FiberTower Option Plans”). All issued and outstanding FiberTower Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon FiberTower and (iii) were issued in compliance with all applicable charter documents of FiberTower and all applicable federal and state securities laws, rules and regulations. Except (x) as set forth in this Section 3.3, (y) for any FiberTower Common Shares issued pursuant to the exercise of the options referred to in subsection (c) above and (z) for options issued under FiberTower Option Plans after the date of this Agreement in compliance with Section 5.1(a)(vi) and FiberTower Common Shares issued pursuant to the exercise of such options, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate FiberTower to issue, transfer or sell any shares of capital stock or other voting securities of FiberTower. FiberTower has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of FiberTower on any matter.

SECTION 3.4 SUBSIDIARIES. FiberTower does not have any Subsidiaries.

SECTION 3.5 NO VIOLATION. FiberTower is not, and has not received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, operating agreement or partnership agreement, as applicable, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any federal, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, any other regulatory body or arbitration board or tribunal (a “Governmental Authority”), or any law, ordinance, governmental rule or regulation to which FiberTower or any of its properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clause (b) or (c), as have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect. Except as has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect, (i) FiberTower holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its businesses as now conducted or currently proposed to be conducted (the “FiberTower Permits”) and (ii) FiberTower is in compliance with the terms of

FiberTower Permits. As of the date of this Agreement, to the knowledge of FiberTower, no investigation by any Governmental Authority with respect to FiberTower is pending or threatened. As of the Closing Date, no investigation by any Governmental Authority with respect to FiberTower will be pending or threatened, except for any such investigation that would not reasonably be expected to have a FiberTower Material Adverse Effect.

SECTION 3.6 NO CONFLICT.

(a)           Neither the execution and delivery by FiberTower of this Agreement nor the consummation by FiberTower of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of FiberTower; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any liens, pledges, security interests, claims, preferential purchase rights or other similar rights, interests or encumbrances (“Liens”) upon any of the properties of FiberTower under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to FiberTower under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, FiberTower Permit, lease, contract, agreement, joint venture or other instrument or obligation to which FiberTower is a party, or by which FiberTower or any of its properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to FiberTower, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect.

(b)           Neither the execution and delivery by FiberTower of this Agreement nor the consummation by FiberTower of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filings provided for in Article 1 and Sections 5.7 and 5.8 of this Agreement, (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities and “Blue Sky” laws, applicable foreign competition or antitrust laws, and (iii) filings required by the U.S. Federal Communications Commission or any successor agency thereto (the “FCC”) and similar state regulatory authorities ((i), (ii) and (iii), collectively, the “Regulatory Filings”)), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect.

(c)           Other than as contemplated by Section 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the FiberTower Permits and FiberTower’s contracts or leases or for FiberTower to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from FiberTower (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of FiberTower under any FiberTower Plan (as defined in Section 3.11) or otherwise; (ii) increase any benefits otherwise payable under any FiberTower Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

SECTION 3.7 FINANCIAL STATEMENTS.

(a)           The audited consolidated balance sheets of FiberTower as of December 31, 2005, December 31, 2004, and December 31, 2003, and the audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2005, December 31, 2004, and December 31, 2003, in each case, as audited by Ernst & Young LLP, and the unaudited consolidated balance sheets of FiberTower as of March 31, 2006, and the unaudited consolidated statements of operations, cash flows and stockholders’ equity for the three months ended March 31, 2006, as delivered by FiberTower to First Avenue as Schedule 3.7(a) of the FiberTower Disclosure Letter, and the unaudited monthly consolidated balance sheets of FiberTower, and the unaudited monthly consolidated statements of operations and cash flows, to be delivered by FiberTower to First Avenue pursuant to Section 5.4(e) hereof, are, together with any notes thereto, collectively referred to herein as the “FiberTower Financial Statements”. Each of the consolidated balance sheets included in the FiberTower Financial Statements (including the related notes and schedules) do, or when delivered to First Avenue, will, fairly present in all material respects the financial position of FiberTower as of its date, and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the FiberTower Financial Statements (including any related notes and schedules) do, or when delivered to First Avenue, will, fairly present in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of FiberTower for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited interim financial statements, for year-end audit adjustments and as otherwise may be noted therein.

(b)           FiberTower (i) makes and keeps accurate books and records and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the FiberTower Financial Statements in conformity with generally accepted accounting principles and to maintain accountability for its assets, (C) access to assets is permitted only in accordance with management’s authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           Since the date of the most recent balance sheet of FiberTower reviewed or audited by its independent auditors, FiberTower has not been advised of (A) any significant deficiencies in the design or operation of its internal controls which could reasonably be expected to adversely affect the ability of FiberTower to record, process, summarize and report financial data, (B) any material weaknesses in its internal controls, or (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of FiberTower.

SECTION 3.8 LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending against FiberTower or, to FiberTower’s knowledge, threatened against FiberTower, at law or in equity, or before or by any Governmental Authority, other than those that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders of any Governmental Authority against FiberTower, other than those that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of FiberTower, other than those liabilities and obligations (a) that are disclosed or otherwise reflected or reserved for in the FiberTower Financial Statements, provided that such liabilities are reasonably apparent on the face of the FiberTower Financial Statements, (b) that are not required under generally accepted accounting principles to be disclosed, reflected or reserved for in the FiberTower Financial Statements, (c) that have been incurred in the ordinary course of business since March 31, 2006, (d) related to expenses associated with the transactions contemplated by this Agreement or (e) that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect. FiberTower has not made any acquisitions of stock or assets comprising a business that would provide for the payment of any amounts, contingent or otherwise, by the Surviving Corporation at any time after the Effective Time.

SECTION 3.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 2005, except as contemplated by this Agreement, FiberTower has conducted its business only in the ordinary and usual course of business and, during such period, there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have a FiberTower Material Adverse Effect; (ii) any change by FiberTower in any of its accounting methods, principles or practices, except for changes required by generally accepted accounting principles, or any of its Tax methods, practices or elections and any changes that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect; (iii) any damage, destruction, or loss to the business or properties of FiberTower not covered by insurance, except as has not had and would not be reasonably expected to have a FiberTower Material Adverse Effect; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of FiberTower, or any direct or indirect redemption, purchase or any other acquisition by FiberTower of any such stock (except for repurchases, at the original exercise price, of FiberTower Common Shares from service providers upon cessation of services in accordance with written agreements with such persons); (v) any change in the capital stock or in the number of shares or classes of FiberTower’s authorized or outstanding capital stock (other than as a result of issuances under FiberTower Option Plans permitted hereunder pursuant to Section 5.1(a)(vi)) or exercises of outstanding options to purchase FiberTower Common Shares; (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan for the benefit of any directors, officers or key employee of FiberTower, other than bonuses and salary increases for employees who are not FiberTower officers in the ordinary course of business consistent with past practice.

SECTION 3.10 TAXES.

(a)           FiberTower has timely filed or, if not yet due, will timely file all Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are true, correct and complete. FiberTower has paid when due all Taxes reported imposed upon it, its business, its assets or for which it is otherwise liable.

(b)           FiberTower has paid, or has maintained adequate accruals in accordance with generally accepted accounting principles on the FiberTower Financial Statements for, all Taxes (whether or not shown on a Tax Return and whether or not presently due and payable), including contingent Tax liabilities, with respect to (i) all Taxable periods ending on or before the Closing Date and (ii) all Taxable periods starting before and ending after the Closing Date to the extent attributable to the portion of such periods up to and including the Closing Date.

(c)           FiberTower has made or will make available to First Avenue all Tax Returns filed by it relating to the four most recent Taxable years ending on or before the Closing Date for which Tax Returns have been filed.

(d)           No extension of time has been requested for FiberTower to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid. FiberTower has not granted a power of attorney that remains outstanding with regard to any Tax matter.

(e)           There is no pending or, to the knowledge of FiberTower, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a “Tax Audit”) of FiberTower.

(f)            First Avenue has received (i) copies of all audit reports and correspondence with or from a Tax Authority involving FiberTower received in the last five years and (ii) a summary of all material oral communications between FiberTower and any Tax Authority relating to any Tax Audits of FiberTower during such years.

(g)           No issue has been raised in any Tax Audit which, by application of similar principles to any past, present or future period, would result in an adjustment to the amounts reported in such other period.

(h)           FiberTower has not within the last five years received notice of a determination or proposed determination by a Tax Authority that Taxes are owed by it (a “Tax Deficiency”) and, to the knowledge of FiberTower, no such Tax Deficiency is threatened.

(i)            All Tax Deficiencies with respect to FiberTower have been paid or finally settled and all amounts determined by settlement to be owed have been paid.

(j)            There are no Liens arising from or related to Taxes on or pending against FiberTower or any of its assets or properties.

(k)           There are no presently outstanding waivers or extensions, or requests for waiver or extension, of the time within which a Tax Deficiency may be asserted or assessed.

(l)            FiberTower has not changed any Tax accounting method during any of its seven most recent Taxable years ending on or before the Closing Date. FiberTower has never been required to include in income any adjustment pursuant to Section 481 of the Code, and no Tax Authority has ever made or proposed any such adjustment. FiberTower has not taken any action, whether or not required, that has resulted or will result in deferring a liability for Taxes from any Taxable period ending on or before the Closing Date to any Taxable period ending after such date.

(m)          FiberTower has not requested or received a private letter ruling from a Tax Authority or entered into (i) a closing agreement, as described in Section 7121 of the Code, (ii) an advance pricing agreement, (iii) a gain recognition agreement, or (iv) other agreement with a Tax Authority relating to Taxes.

(n)           FiberTower does not own any property that: (i) is property which such entity is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) is “limited use property” within the meaning of Rev. Proc. 2001-28; (v) is subject to Section 168(g)(1)(A) of the Code; or (vi) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(o)           FiberTower is not now and has never been (i) an includable member of an “affiliated group” within the meaning of Section 1504(a) of the Code or otherwise liable for the Taxes of a Person other than FiberTower pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, whether as a transferee, as a successor, by operation of law, by contract or otherwise, (ii) a member of any consolidated, combined or unitary Tax Return filing group, (iii) a party to any Tax sharing agreement, Tax indemnity agreement or similar agreement, arrangement or practice relating to Taxes, including an agreement that obligates it to make any payment computed by reference to the Taxes, Taxable income or Tax losses of any other Person, (iv) a personal holding company as defined in Section 542 of the Code, (v) the owner of an interest in an entity that is or is treated for Tax purposes as a partnership, trust, regulated investment company as defined in Section 851 of the Code or real estate investment trust as defined in Section 856 of the Code, (vi) a United States shareholder as defined in Section 951(b) of the Code of a controlled foreign corporation as defined in Section 957 of the Code, (vii) a United States real property holding company within the meaning of Section 897(c)(2) of the Code, or (viii) a shareholder of a passive foreign investment company, as defined in Section 1297 of the Code.

(p)           FiberTower has never participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

(q)           FiberTower does not have a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, and has not otherwise taken steps or conducted business operations that have exposed it to the Taxing jurisdiction of a foreign country. FiberTower has complied with all applicable foreign Tax laws and regulations.

(r)            FiberTower has not received notice of a claim or proceeding or proposed claim or proceeding initiated by a Tax Authority of a jurisdiction in which no Tax Return has been filed by or with respect to FiberTower that may lead to an assertion that FiberTower may be subject to a Tax liability in such jurisdiction, and, to the knowledge of FiberTower, no such claim or proceeding is pending or threatened. FiberTower has not commenced activities in any jurisdiction in which it has not previously filed Tax Returns.

(s)           FiberTower has disclosed on its federal, state, local and foreign income Tax Returns all positions taken therein that could give rise to a penalty under Section 6662 of the Code.

(t)            FiberTower has never participated, directly or indirectly, in a transaction which is described in Treasury Regulation Sections 1.6011-4(b), and FiberTower has never held “an interest” in a “potentially abusive tax shelter,” as those terms are defined in Treasury Regulation Section 301.6112-1.

(u)           FiberTower has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(v)           The net operating losses, alternative minimum tax net operating losses, net capital losses, alternative minimum tax net capital losses, Tax credits, alternative minimum tax credits and other Tax attributes of FiberTower are not subject to any consolidated return limitation, limitation under Section 382 of the Code or any other limitation on their use, allowance or availability.

(w)          FiberTower has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for the preparation of all Tax Returns that have not yet been filed and the defense of Tax Audits involving all Taxable periods either (i) ended on or during the six years prior to the Closing Date or (ii) from which there are unutilized net operating loss, capital loss or Tax credit carryovers.

(x)            FiberTower has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to employees, independent contractors, creditors, stockholders and other third parties.

(y)           FiberTower has properly collected and remitted to the appropriate Tax Authorities all sales and use and similar Taxes required to have been collected and remitted on or prior to the Closing Date and has been furnished, has retained and (if required) has filed properly completed exemption certificates for all exempt transactions. FiberTower has maintained and has in its possession all records, supporting documents and exemption and resale certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use and similar Taxes for all periods up to and including the Closing Date.

(z)            Neither FiberTower nor, to the Knowledge of FiberTower, any FiberTower Affiliated Person has taken any action or failed to take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, and no facts exist that would cause the Merger to fail to so qualify.

(aa)         FiberTower will not realize adverse tax consequences under Section 382 or Section 1502 of the Code as a result of the Merger.

Each reference to a provision in this Section 3.10 shall be treated for state, local and foreign Tax purposes as a reference to analogous or similar provisions of state, local and foreign law.

SECTION 3.11 EMPLOYEE BENEFIT PLANS.

(a)           There is no enterprise which, with FiberTower, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code.

(b)           All employee benefit plans, programs, arrangements and agreements (whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not written or oral and whether or not legally enforceable (in part or in full)) covering active, former or retired employees of FiberTower which provide material benefits to such employees, or as to which FiberTower has any material liability or material contingent liability, are listed on Schedule 3.11(b) of the FiberTower Disclosure Letter (the “FiberTower Plans”).

(c)           FiberTower has made available to First Avenue a true, correct and complete copy of each of the FiberTower Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any FiberTower Plan that is not in written form, First Avenue has been supplied with an accurate description of such FiberTower Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination or opinion letter with respect to each FiberTower Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded FiberTower Plan have been made available to First Avenue. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied that have had or would reasonably be expected to have a FiberTower Material Adverse Effect.

(d)           All FiberTower Plans comply in form and have been administered in operation in all material respects with all applicable requirements of law, excluding any deficiencies that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect, no event has occurred which will or could cause any such FiberTower Plan to fail to comply with such requirements, excluding any deficiencies that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect, and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(e)           All required employer contributions under any such plans have been made or will be timely made as of the Effective Time or properly reflected on the FiberTower Financial

Statements in accordance with generally accepted accounting principals, except for any deficiencies that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect. No changes in contributions or benefit levels with respect to any of the FiberTower Plans are scheduled to occur after the date of this Agreement other than in the ordinary course of business.

(f)            To the extent applicable, the FiberTower Plans comply in all material respects with the requirements of ERISA, the Code and any other applicable tax act and other applicable laws, and any FiberTower Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that such FiberTower Plan is in compliance with “GUST,” all amendments required to be made to such FiberTower Plan after the issuance of the “GUST” determination or opinion letter have been timely made and no amendment has been made or action taken that could cause the loss of such qualified status.

(g)           No FiberTower Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

(h)           There are no pending or, to the knowledge of FiberTower, anticipated claims against or otherwise involving any of the FiberTower Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the FiberTower Plan activities) has been brought against or with respect to any FiberTower Plan or any of the fiduciaries thereof.

(i)            FiberTower has not incurred or reasonably expects to incur any liability under Section 412 of the Code, Section 302 of ERISA or subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, or contributed to (or required to be contributed to) by FiberTower or any entity which is considered one employer with FiberTower under Section 4001 of ERISA.

(j)            FiberTower has not incurred and does not reasonably expect to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

(k)           None of the assets of any FiberTower Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

(l)            There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any FiberTower Plan.

(m)          There have been no acts or omissions by FiberTower which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which FiberTower are or may be liable.

(n)           Each FiberTower Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including coverage requirements of Sections 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable.

(o)           FiberTower does not have any liability or contingent liability for providing, under any FiberTower Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

(p)           Obligations under the FiberTower Plans are properly reflected in the FiberTower Financial Statements.

(q)           Each FiberTower Plan may be amended or terminated without liability (other than with respect to the payment of benefits in the ordinary course) to FiberTower at any time and without contravening the terms of such plan, or any law or agreement. Except as set forth in this Agreement, following the Effective Time, First Avenue (or any successors thereto) may amend or terminate or cause to be amended or terminated any FiberTower Plan without liability (other than with respect to the payment of benefits in the ordinary course) to First Avenue (or successors thereto).

(r)            No FiberTower Plan provides for the payment of any amounts that could reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no person whom FiberTower reasonably believes to be a disqualified individual within the meaning of Section 280G of the Code and the regulations thereunder.

(s)           Each FiberTower Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been administered in compliance with Section 409A of the Code since January 1, 2005 and either has been or shall be amended prior to the Closing Date to comply in form with Section 409A of the Code and applicable guidance issued pursuant thereto.

SECTION 3.12 LABOR MATTERS.

(a)           FiberTower is not a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b)           FiberTower is not subject to any labor dispute, strike or work stoppage that has had or would reasonably be expected to have a FiberTower Material Adverse Effect.

(c)           To FiberTower’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of FiberTower.

SECTION 3.13 ENVIRONMENTAL MATTERS.

(a)           As used in this Agreement:

(i)            “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any Governmental Authority pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment);

(ii)           “Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;

(iii)          “Environmental Permits” means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;

(iv)          “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the air, surface water, ground water, or onto the ground, ground surface, or onto or into man-made structures;

(v)           “FiberTower Real Properties” means those real properties owned, leased, or otherwise operated by FiberTower in connection with the performance of their respective businesses; and

(vi)          “Offsite Non-FiberTower Real Properties” means any real properties other than FiberTower Real Properties

(b)           Except as has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect:

(i)            FiberTower and its operations, assets, businesses and FiberTower Real Properties are and have been in compliance with all Environmental Laws and Environmental Permits;

(ii)           All Environmental Permits required under Environmental Laws for operating FiberTower’s assets, businesses, and FiberTower Real Properties as they are currently being operated have been obtained and are currently in full force and effect, and, if subject to renewal or modification, all submittals required under Environmental Laws in connection with Environmental Permits have been timely and accurately submitted to the respective Governmental Authority and, to FiberTower’s knowledge, there are no conditions or circumstances that would limit or preclude it from renewing such Environmental Permits;

(iii)          FiberTower are not subject to any pending or, to FiberTower’s knowledge, threatened claims, demands, actions, suits, investigations, inquiries, information requests or proceedings under Environmental Laws and FiberTower has not received written notice of alleged violations under applicable Environmental Laws with respect to its operations, assets, businesses, or FiberTower Real Properties;

(iv)          There have been no Releases of Hazardous Materials on, under or from FiberTower Real Properties and there are no investigations, remediations, removals, or monitorings of Hazardous Materials required under Environmental Laws at such properties;

(v)           FiberTower has not received any written notice asserting an alleged liability or obligation, including liability for natural resource damages, or requesting information, under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-FiberTower Real Properties and, to the knowledge of FiberTower, there are no conditions or circumstances that have had or would reasonably be expected to result in the receipt of such written notice;

(vi)          There has been no exposure of any person or property to Hazardous Materials in connection with FiberTower’s operations, assets, businesses, or FiberTower Real Properties that has formed, or would reasonably be expected to form, the basis for a claim for damages or compensation; and

(vii)         FiberTower has made available to First Avenue complete and correct copies of all material environmental site assessment reports, studies, permits and applications therefor, and correspondence on environmental matters (in each instance relevant to FiberTower) that are in FiberTower’s possession or known to FiberTower and relating to its operations, assets, businesses, or FiberTower Real Properties.

FiberTower does not make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 3.13.

SECTION 3.14 INTELLECTUAL PROPERTY. FiberTower owns or possesses all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with its business as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect, and FiberTower has not received any written notice of any assertions or claims challenging the validity of any of the foregoing, except for any such assertions or claims that would not reasonably be expected to have a FiberTower Material Adverse Effect. Except in the ordinary course of business, FiberTower has not granted to any other person any license to use any of the foregoing. Except as has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect, the conduct of FiberTower’s business as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others. As of the date of this Agreement, to the knowledge of FiberTower, there is no infringement of any proprietary right owned by or licensed by or to FiberTower. As of the Closing Date, there will be no infringement of any proprietary right owned by or licensed by or to FiberTower, except for any such infringement as would not reasonably be expected to have a FiberTower Material Adverse Effect.

SECTION 3.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of since March 31, 2006 in the ordinary course of business, FiberTower has valid title to all its tangible properties, interests in properties and assets, real and personal, reflected in the FiberTower Financial Statements, free and clear of any Lien, except: (a) Liens disclosed in the FiberTower Financial Statements that are reflected in the balance sheet of FiberTower as of March 31, 2006 included in the FiberTower Financial Statements; (b) Liens for current Taxes not yet due and payable; (c) licenses granted to FiberTower customers in the ordinary course of business; and (d) such imperfections of title, easements and Liens that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect. All leases and other agreements pursuant to which FiberTower leases or otherwise acquires or obtains operating rights affecting any real or personal property are valid and effective, except where the failure to be valid or effective has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by FiberTower that has had or would reasonably be expected to have a FiberTower Material Adverse Effect. All significant operating equipment of FiberTower is in good operating condition, ordinary wear and tear excepted.

SECTION 3.16 INSURANCE. FiberTower maintains insurance coverage as set forth on Schedule 3.16 of the FiberTower Disclosure Letter. True and complete copies of each insurance policy maintained by FiberTower have been previously provided to First Avenue.

SECTION 3.17 NO BROKERS. FiberTower has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of First Avenue, Merger Sub or FiberTower to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.18 CONTRACTS; DEBT INSTRUMENTS.

(a)           Except for the agreements listed on Schedule 3.18(a) of the FiberTower Disclosure Letter (“FiberTower Material Contracts”), FiberTower is not a party to or bound by any contract:

(i)            that provides for, or is reasonably likely to provide for, either individually or in the aggregate with related contracts, payments by or to FiberTower in an aggregate amount of $500,000 or more in any 12 month period;

(ii)           as licensor or licensee (except for site licenses and standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business);

(iii)          for the lease of real or personal property other than tower leases entered into in the ordinary course of business;

(iv)          that involves a sharing of profits, losses, costs or liabilities with other persons;

(v)           with respect to any partnership, joint venture or strategic alliance with any other person;

(vi)          involving a guaranty by FiberTower for the benefit of any other person;

(vii)         all employment, consulting and independent contractor agreements other than those that are terminable at will by FiberTower and with respect to which FiberTower does not have any liability, and all severance agreements and director or officer indemnification agreements;

(viii)        containing covenants purporting to limit FiberTower’s, or that will limit First Avenue’s or the Surviving Corporation’s, freedom to compete in any line of business in any geographic area or to solicit customers, clients or employees (other than covenants restricting solicitation of employees of customers or suppliers); or

(ix)           upon which FiberTower’s business is substantially dependent or the termination or cancellation of which would reasonably be expected to have a FiberTower Material Adverse Effect.

(b)           FiberTower is not in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any FiberTower Material Contract to which it is a party or by which it or any of its properties or assets is bound except for such violations or defaults that would not result in a material liability to FiberTower or otherwise have a FiberTower Material Adverse Effect. Each FiberTower Material Contract is in full force and effect, and is a legal, valid and binding obligation of FiberTower and each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity and except as would not result in a material liability to FiberTower and has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect. No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would reasonably be expected to constitute a default by any other party thereto under any FiberTower Material Contract or that would result in a right of termination of any FiberTower Material Contract except for any such defaults or terminations that would not result in a material liability to FiberTower and have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect.

(c)           Schedule 3.18(c) of the FiberTower Disclosure Letter lists all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments as of the date hereof pursuant to which any indebtedness of FiberTower is outstanding or may be incurred, and the FiberTower Disclosure Letter sets forth the respective principal amounts outstanding thereunder as of the date hereof.

(d)           There is no contract, commitment, judgment, injunction, order or decree to which FiberTower is a party or subject to that has had or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by FiberTower or any contract that may be terminable as a result of First Avenue’s status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect.

SECTION 3.19 WARRANTIES AND PRODUCT LIABILITY. Except for warranties implied by law and warranties contained in FiberTower’s standard form of customer agreement, which form is attached as Schedule 3.19 of the FiberTower Disclosure Letter, FiberTower has not given or made any warranties in connection with the sale or rental of goods or services on or prior to the Effective Time, including, without limitation, warranties covering the customer’s consequential damages. FiberTower has no knowledge of any state of facts or the occurrence of any event that has formed, or would reasonably be expected to form, the basis of any present claim against FiberTower with respect to warranties relating to products manufactured, sold, rented or distributed by it, or services performed by or on behalf of it on or prior to the Effective Time. FiberTower has provided to the First Avenue all information relating to any known or alleged design or other defect with respect to the products manufactured, sold or rented by FiberTower.

SECTION 3.20 VOTE REQUIRED. The affirmative vote of holders of a majority of the outstanding FiberTower Common Shares and FiberTower Preferred Shares (on an as-converted basis), voting together as a single class, and the affirmative of holders of sixty percent (60%) of the outstanding Preferred Shares, voting as a separate class, are the only votes necessary to adopt this Agreement and the transactions contemplated hereby (as applied to this Agreement and the transactions contemplated hereby, the “FiberTower Requisite Vote”). The Support Agreements described in Section 3.24 hereof represent the votes sufficient to constitute, when cast, the FiberTower Requisite Vote.

SECTION 3.21 CERTAIN APPROVALS. FiberTower’s Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in Section 203 of the DGCL and any other “fair price,” “moratorium,” control share acquisition, interested stockholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of FiberTower.

SECTION 3.22 CERTAIN CONTRACTS. FiberTower is not a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports, or which would purport, to limit the manner or the localities in which the business of FiberTower, or the business of First Avenue or its Subsidiaries, is, or will be, conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, other than sales of products and services by FiberTower to its customers in the ordinary course of business, or which provides any third party any Lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that have not had and would not reasonably be expected to have a FiberTower Material Adverse Effect.

SECTION 3.23 REGULATORY MATTERS.

(a)           Set forth on Schedule 3.23 of the FiberTower Disclosure Letter are all authorizations of state regulatory authorities or the FCC held by FiberTower (“FiberTower

Authorizations”). Except as set forth on Schedule 3.23 of the FiberTower Disclosure Letter and except as has not had and would not reasonably be expected to have a FiberTower Material Adverse Effect, each such FiberTower Authorization is valid and in full force and effect in accordance with its terms, and there is no outstanding notice of cancellation, termination, or notice of apparent liability or any threatened cancellation or termination in connection therewith nor are any of such FiberTower Authorizations subject to any restrictions or conditions that limit the operations of FiberTower (other than restrictions or conditions generally applicable to FiberTower Authorizations of that type).

(b)           FiberTower has taken steps necessary to maintain and preserve the effectiveness of the FiberTower Authorizations, including complying with any build-out requirements and related notice of completed construction requirements and maintaining in operation the communication facilities related to FiberTower Authorizations.

(c)           There are no existing or, to the knowledge of FiberTower, threatened proceedings before the FCC or similar state regulatory authorities (or any other regulatory authority) regarding the FiberTower Authorizations or the operations of FiberTower (excepting proceedings of general applicability to the industry and not specific to FiberTower), that could reasonably be expected to result in a FiberTower Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the FiberTower Authorizations.

(d)           No event has occurred which results in, or after notice or lapse of time, or both, could reasonably be expected to result in a FiberTower Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the FiberTower Authorizations.

(e)           Except as set forth on Schedule 3.23 of the FiberTower Disclosure Letter, FiberTower is not in violation of any statute, law, ordinance, regulation, rule or order of the FCC or any state regulatory authority, except where any such non-conformities individually or in the aggregate, and taking into account the passage of time and accumulation of penalties and other obligations, would not result in a FiberTower Material Adverse Effect. FiberTower has all FiberTower Authorizations from, has made all required filings with, and has made all required payments due to, all Governmental Authorities, including any state regulatory authority and the FCC, required to conduct its businesses as the same are now being conducted, excepting such FiberTower Authorizations or filings that individually or in the aggregate, and taking into account the passage of time and accumulation of penalties and other obligations, would not result in a FiberTower Material Adverse Effect.

SECTION 3.24 SUPPORT AGREEMENTS. Effective contemporaneously with FiberTower’s entering into this Agreement, FiberTower has delivered to First Avenue a FiberTower Holder’s Support Agreement in the form attached hereto as Exhibit B, duly executed by each person identified in Schedule 3.24 of the FiberTower Disclosure Letter; and each such FiberTower Holder’s Support Agreement is enforceable by First Avenue in accordance with its terms.

SECTION 3.25 LOCK-UP AGREEMENTS. Effective contemporaneously with FiberTower’s entering into this Agreement, FiberTower has delivered to First Avenue a FiberTower Holder’s Lock-up Agreement in the form attached hereto as Exhibit C, duly executed by each person identified on Schedule 3.25 of the FiberTower Disclosure Letter; and each such FiberTower Holder’s Lock-up Agreement is enforceable by First Avenue in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF FIRST AVENUE AND MERGER SUB

Except as set forth in the disclosure letter delivered to FiberTower concurrently with the execution hereof (the “First Avenue Disclosure Letter”) or except for events or facts disclosed with reasonable specificity in the First Avenue Reports (as defined in Section 4.7) filed since January 1, 2006, First Avenue and Merger Sub, jointly and severally, represent and warrant to FiberTower that:

SECTION 4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of First Avenue and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of First Avenue and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect (as defined in Section 8.9). Each of First Avenue and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of each of First Avenue’s and Merger Sub’s charter documents previously made available to FiberTower are true and correct and contain all amendments as of the date hereof.

SECTION 4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of First Avenue and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by each of First Avenue and Merger Sub of the transactions contemplated hereby, including the issuance and delivery by First Avenue of the First Avenue Common Shares pursuant to the Merger, has been duly authorized by all requisite corporate action other than, with respect to the issuance of First Avenue Common Shares pursuant to the Merger, the approval of First Avenue’s stockholders. This Agreement constitutes the valid and legally binding obligation of each of First Avenue and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.

SECTION 4.3 CAPITALIZATION. The authorized capital of First Avenue consists of 100,000,000 First Avenue Common Shares. As of May 12, 2006, there were (a) 65,249,850  First Avenue Common Shares issued and outstanding, and (b) 3,705,669 First Avenue Common Shares subject to outstanding options issued under the stock options plans of First Avenue listed on Schedule 4.3 of the First Avenue Disclosure Letter (the “First Avenue Option Plans”). All issued and outstanding First Avenue Common Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon First Avenue and (iii) were issued in compliance with the certificate of incorporation and bylaws of First Avenue and all applicable securities laws, rules and regulations. The First Avenue Common Shares to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except (x) as set forth in this Section 4.3 or on Schedule 4.3 of the First Avenue Disclosure Letter, (y) for any First Avenue Common Shares issued pursuant to the exercise of options referred to in subsection (b) above and (z) for options issued under the First Avenue Option Plans after the date of this Agreement in accordance with Section 5.1(b)(vi) and First Avenue Common Shares issued pursuant to the exercise of such options, there are no outstanding shares of capital stock of First Avenue and there are no options, warrants, calls, subscriptions, stockholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate First Avenue or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of First Avenue or any of its Subsidiaries. First Avenue has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of First Avenue on any matter.

SECTION 4.4 SUBSIDIARIES. Each of First Avenue’s Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of First Avenue’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly (as specified on Schedule 4.4 of the First Avenue Disclosure Letter), by First Avenue free and clear of all Liens, except to the extent of any third-party minority ownership or Liens set forth on Schedule 4.4 of the First Avenue Disclosure Letter. Schedule 4.4 of the First Avenue Disclosure Letter sets forth, for each Subsidiary of First Avenue, its name and jurisdiction of incorporation or organization. Except as set forth on Schedule 4.4 of the First Avenue Disclosure Letter, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights (whether by law, pre-emptive or contractual) to convert any obligations into or otherwise acquire shares of capital stock or ownership interests in any of the Subsidiaries of First Avenue are outstanding or will come into existence as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub are owned directly by First Avenue. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

SECTION 4.5 NO VIOLATION. Neither First Avenue nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, operating agreement or partnership agreement, as applicable, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any Governmental Authority, or any law, ordinance, governmental rule or regulation to which First Avenue or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clause (b) or (c), as have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. Except as has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect, (i) First Avenue and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses as now conducted or currently proposed to be conducted (the “First Avenue Permits”) and (ii) First Avenue and its Subsidiaries are in compliance with the terms of the First Avenue Permits. As of the date of this Agreement, to the knowledge of First Avenue, no investigation by any Governmental Authority with respect to First Avenue or any of its Subsidiaries is pending or threatened. As of the Closing Date, no investigation by any Governmental Authority with respect to First Avenue will be pending or threatened, except for any such investigation that would not reasonably be expected to have a First Avenue Material Adverse Effect.

SECTION 4.6 NO CONFLICT.

(a)           Neither the execution and delivery by First Avenue and Merger Sub of this Agreement nor the consummation by First Avenue and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of First Avenue or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of First Avenue or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to First Avenue or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, First Avenue Permit, lease, contract, agreement, joint venture or other instrument or obligation to which First Avenue or any of its Subsidiaries is a party, or by which First Avenue or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to First Avenue or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect.

(b)           Neither the execution and delivery by First Avenue and Merger Sub of this Agreement nor the consummation by First Avenue or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than the Regulatory Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect.

(c)           Other than as contemplated by Section 4.6(b) or as set forth on Schedule 4.6(c) of the First Avenue Disclosure Letter, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the First Avenue Permits and First Avenue’s contracts or leases or for First Avenue to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect.

(d)           Except as set forth on Schedule 4.6(d) of the First Avenue Disclosure Letter, either the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from First Avenue (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of First Avenue under any First Avenue Plan (as defined in Section 4.11) or otherwise; (ii) increase any benefits otherwise payable under any First Avenue Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

SECTION 4.7 SEC DOCUMENTS. First Avenue has made available to FiberTower each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2003, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the “First Avenue Reports”), and First Avenue has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the First Avenue Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the First Avenue Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of First Avenue and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the First Avenue Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of First Avenue and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for year-end audit adjustments and as otherwise may be noted therein.

SECTION 4.8 LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending against First Avenue and its Subsidiaries or, to First Avenue’s knowledge, threatened against First Avenue and its Subsidiaries, at law or in equity, or before or by any Governmental Authority, other than those that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders of any Governmental Authority against First Avenue and its Subsidiaries, other than those that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of First Avenue and its Subsidiaries, other than those liabilities and obligations (a) that are disclosed or otherwise reflected or reserved for in the First Avenue Reports, provided that such liabilities are reasonably apparent on the face of the First Avenue Reports, (b) that are not required under generally accepted accounting principles to be disclosed, reflected or reserved for in the financial statements or the notes thereto included in the First Avenue Reports, (c) that have been incurred in the ordinary course of business since March 31, 2006, (d) related to expenses associated with the transactions contemplated by this Agreement or (e) that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. First Avenue has previously provided to FiberTower a full and complete list describing and quantifying all amounts, contingent or otherwise, payable by First Avenue and its Subsidiaries at any time after the Effective Time in respect of prior acquisitions of stock or assets comprising a business.

SECTION 4.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 2005, except as contemplated by this Agreement, disclosed in any First Avenue Reports filed since December 31, 2005 and prior to the date hereof, or set forth on Schedule 4.9 of the First Avenue Disclosure Letter, First Avenue has conducted its business only in the ordinary and usual course of business and, during such period, there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have a First Avenue Material Adverse Effect; (ii) any change by First Avenue or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices, except for changes required by generally accepted accounting principles, or any of its Tax methods, practices or elections and any changes that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect; (iii) any damage, destruction, or loss to the business or properties of First Avenue and its Subsidiaries, taken as a whole, not covered by insurance, except as has not had and would not be reasonably expected to have a First Avenue Material Adverse Effect; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of First Avenue, or any direct or indirect redemption, purchase or any other acquisition by First Avenue of any such stock; (v) any change in the capital stock or in the number of shares or classes of First Avenue’s authorized or outstanding capital stock (other than as a result of issuances under First Avenue Option Plans permitted hereunder pursuant to Section 5.1(b)(vi)) or exercises of outstanding options to purchase First Avenue Common Shares; (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan for the benefit of any directors, officers or key employee of First Avenue and its Subsidiaries, other than bonuses and salary increases for employees who are not First Avenue officers in the ordinary course of business consistent with past practice.

SECTION 4.10 TAXES.

(a)           First Avenue and its Subsidiaries have timely filed or, if not yet due, will timely file all Tax Returns required to be filed by them on or before the Closing Date. All such Tax Returns are true, correct and complete. First Avenue and each of its Subsidiaries have paid when due all Taxes reported imposed upon them, their business, their assets or for which they are otherwise liable.

(b)           First Avenue and each of its Subsidiaries have paid, or have maintained adequate accruals in accordance with generally accepted accounting principles on the financial statements included in the First Avenue Reports for, all Taxes (whether or not shown on a Tax Return and whether or not presently due and payable), including contingent Tax liabilities, with respect to (i) all Taxable periods ending on or before the Closing Date and (ii) all Taxable periods starting before and ending after the Closing Date to the extent attributable to the portion of such periods up to and including the Closing Date.

(c)           First Avenue and each of its Subsidiaries have made or will make available to FiberTower all Tax Returns filed by them relating to the four most recent Taxable years ending on or before the Closing Date for which Tax Returns have been filed.

(d)           No extension of time has been requested for First Avenue or any of its Subsidiaries to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid. Neither First Avenue nor any of its Subsidiaries have granted a power of attorney that remains outstanding with regard to any Tax matter.

(e)           There is no pending or, to the knowledge of First Avenue, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a “Tax Audit”) of First Avenue and any of its Subsidiaries.

(f)            FiberTower has received (i) copies of all audit reports and correspondence with or from a Tax Authority involving First Avenue and any of its Subsidiaries received in the last five years and (ii) a summary of all material oral communications between them and any Tax Authority relating to any Tax Audits of them during such years.

(g)           No issue has been raised in any Tax Audit which, by application of similar principles to any past, present or future period, would result in an adjustment to the amounts reported in such other period.

(h)           Neither First Avenue nor any of its Subsidiaries have within the last five years received notice of a determination or proposed determination by a Tax Authority that Taxes are owed by them (a “Tax Deficiency”) and, to knowledge of First Avenue, no such Tax Deficiency is proposed or threatened.

(i)            All Tax Deficiencies with respect to First Avenue and any of its Subsidiaries have been paid or finally settled and all amounts determined by settlement to be owed have been paid.

(j)            There are no Liens arising from or related to Taxes on or pending against First Avenue or any of its Subsidiaries or any of their assets or properties.

(k)           There are no presently outstanding waivers or extensions, or requests for waiver or extension, of the time within which a Tax Deficiency may be asserted or assessed.

(l)            Neither First Avenue nor any of its Subsidiaries have changed any Tax accounting method during any of their seven most recent Taxable years ending on or before the Closing Date. Neither First Avenue nor any of its Subsidiaries have been required to include in income any adjustment pursuant to Section 481 of the Code, and no Tax Authority has ever made or proposed any such adjustment. Neither First Avenue nor any of its Subsidiaries have taken any action, whether or not required, that has resulted or will result in deferring a liability for Taxes from any Taxable period ending on or before the Closing Date to any Taxable period ending after such date.

(m)          Neither First Avenue nor any of its Subsidiaries have requested or received a private letter ruling from a Tax Authority or entered into (i) a closing agreement, as described in Section 7121 of the Code, (ii) an advance pricing agreement, (iii) a gain recognition agreement, or (iv) other agreement with a Tax Authority relating to Taxes.

(n)           Neither First Avenue nor any of its Subsidiaries own any property that: (i) is property which such entity is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) is “limited use property” within the meaning of Rev. Proc. 2001-28; (v) is subject to Section 168(g)(1)(A) of the Code; or (vi) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(o)           Neither First Avenue nor any of its Subsidiaries are now and have ever been (i) an includable member of an “affiliated group” within the meaning of Section 1504(a) of the Code other than an affiliated group consisting only of First Avenue and one or more of its current Subsidiaries or otherwise liable for the Taxes of a Person other than First Avenue pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, whether as a transferee, as a successor, by operation of law, by contract or otherwise, (ii) a member of any consolidated, combined or unitary Tax Return filing group other than a group consisting only of First Avenue and one or more if its current Subsidiaries, (iii) a party to any Tax sharing agreement, Tax indemnity agreement or similar agreement, arrangement or practice relating to Taxes, including an agreement that obligates it to make any payment computed by reference to the Taxes, Taxable income or Tax losses of any other Person, (iv) a personal holding company as defined in Section 542 of the Code, (v) the owner of an interest in an entity that is or is treated for Tax purposes as a partnership, trust, regulated investment company as defined in Section 851 of the Code or real estate investment trust as defined in Section 856 of the Code, (vi) a United States shareholder as defined in Section 951(b) of the Code of a controlled foreign corporation as defined in Section 957 of the Code, (vii) a United States real property holding company within the meaning of Section 897(c)(2) of the Code or (viii) a shareholder of a passive foreign investment company, as defined in Section 1297 of the Code.

(p)           Neither First Avenue nor any of its Subsidiaries have ever participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

(q)           Neither First Avenue nor any of its Subsidiaries have a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of them have otherwise taken steps or conducted business operations that have exposed them to the Taxing jurisdiction of a foreign country. First Avenue and each of its Subsidiaries have complied with all applicable foreign Tax laws and regulations.

(r)            Neither First Avenue nor any of its Subsidiaries have received notice of a claim or proceeding or proposed claim or proceeding initiated by a Tax Authority of a jurisdiction in which no Tax Return has been filed by or with respect to First Avenue or any of its Subsidiaries that may lead to an assertion that First Avenue or any of its Subsidiaries may be subject to a Tax liability in such jurisdiction, and, to the knowledge of First Avenue, neither First Avenue nor any of its Subsidiaries have received any notice that any such claim or proceeding is pending or threatened. Neither First Avenue nor any of its Subsidiaries have commenced activities in any jurisdiction in which they have not previously filed Tax Returns.

(s)           First Avenue and each of its Subsidiaries have disclosed on its federal, state, local and foreign income Tax Returns all positions taken therein that could give rise to a penalty under Section 6662 of the Code.

(t)            Neither First Avenue nor any of its Subsidiaries have ever participated, directly or indirectly, in a transaction which is described in Treasury Regulation Sections 1.6011-4(b), and neither First Avenue nor any of its Subsidiaries have ever held “an interest” in a “potentially abusive tax shelter,” as those terms are defined in Treasury Regulation Section 301.6112-1.

(u)           Neither First Avenue nor any of its Subsidiaries have ever been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(v)           The net operating losses, alternative minimum tax net operating losses, net capital losses, alternative minimum tax net capital losses, Tax credits, alternative minimum tax credits and other Tax attributes of First Avenue and its Subsidiaries are not subject to any consolidated return limitation, limitation under Section 382 of the Code or any other limitation on their use, allowance or availability.

(w)          First Avenue and its Subsidiaries have retained all supporting and backup papers, receipts, spreadsheets and other information necessary for the preparation of all Tax Returns that have not yet been filed and the defense of Tax Audits involving all Taxable periods either (i) ended on or during the six years prior to the Closing Date or (ii) from which there are unutilized net operating loss, capital loss or Tax credit carryovers.

(x)            First Avenue and its Subsidiaries have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to employees, independent contractors, creditors, stockholders and other third parties.

(y)           First Avenue and its Subsidiaries have properly collected and remitted to the appropriate Tax Authorities all sales and use and similar Taxes required to have been collected and remitted on or prior to the Closing Date and have been furnished, have retained and (if required) have filed properly completed exemption certificates for all exempt transactions. First Avenue and its Subsidiaries have maintained and have in their possession all records, supporting documents and exemption and resale certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use and similar Taxes for all periods up to and including the Closing Date.

(z)            Neither First Avenue nor any of its Subsidiaries nor, to the Knowledge of First Avenue, any First Avenue Affiliated Person has taken any action or failed to take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, and no facts exist that would cause the Merger to fail to so qualify.

(aa)         Neither First Avenue nor any of its Subsidiaries will realize adverse tax consequences under Section 382 or Section 1502 of the Code as a result of the Merger.

Each reference to a provision in this Section 4.10 shall be treated for state, local and foreign Tax purposes as a reference to analogous or similar provisions of state, local and foreign law.

SECTION 4.11 EMPLOYEE BENEFIT PLANS.

(a)           For purposes of this Section 4.11, the Subsidiaries of First Avenue shall include any enterprise which, with First Avenue, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code.

(b)           All employee benefit plans, programs, arrangements and agreements (whether or not described in Section 3(3) of ERISA, whether or not written or oral and whether or not legally enforceable (in part or in full)) covering active, former or retired employees of First Avenue and any of its Subsidiaries which provide material benefits to such employees, or as to which First Avenue or any Subsidiary has any material liability or material contingent liability, are listed on Schedule 4.11(b) of the First Avenue Disclosure Letter (the “First Avenue Plans”).

(c)           First Avenue has made available to FiberTower a true, correct and complete copy of each of the First Avenue Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any First Avenue Plan that is not in written form, FiberTower has been supplied with an accurate description of such First Avenue Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination or opinion letter with respect to each First Avenue Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded First Avenue Plan have been made available to FiberTower. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied that has had or would reasonably be expected to have a First Avenue Material Adverse Effect.

(d)           All First Avenue Plans comply in form and have been administered in operation in all material respects with all applicable requirements of law, excluding any deficiencies that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect, no event has occurred which will or could cause any such First Avenue Plan to fail to comply with such requirements, excluding any deficiencies that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect, and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(e)           All required employer contributions under any such plans have been made or will be timely made as of the Effective Time or properly reflected on the First Avenue Financial Statements in accordance with generally accepted accounting principals, except for any deficiencies that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. No changes in contributions or benefit levels with respect to any of the First Avenue Plans are scheduled to occur after the date of this Agreement other than in the ordinary course of business.

(f)            To the extent applicable, the First Avenue Plans comply in all material respects with the requirements of ERISA, the Code and any other applicable tax act and other applicable laws, and any First Avenue Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that such First Avenue Plan is in compliance with “GUST,” all amendments required to be made to such First Avenue Plan after the issuance of the “GUST” determination or opinion letter have been timely made and no amendment has been made or action taken that could cause the loss of such qualified status.

(g)           No First Avenue Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

(h)           There are no pending or, to the knowledge of First Avenue, anticipated claims against or otherwise involving any of the First Avenue Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the First Avenue Plan activities) has been brought against or with respect to any First Avenue Plan or any of the fiduciaries thereof.

(i)            Neither First Avenue nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under Section 412 of the Code, Section 302 of ERISA or subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, or contributed to (or required to be contributed to) by First Avenue, any First Avenue Subsidiary or any entity which is considered one employer with First Avenue under Section 4001 of ERISA.

(j)            Neither First Avenue nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

(k)           None of the assets of any First Avenue Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

(l)            There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any First Avenue Plan.

(m)          There have been no acts or omissions by First Avenue or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which First Avenue or any of its Subsidiaries are or may be liable.

(n)           Each First Avenue Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including coverage requirements of Sections 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable.

(o)           Neither First Avenue nor any of its Subsidiaries has any liability or contingent liability for providing, under any First Avenue Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

(p)           Obligations under the First Avenue Plans are properly reflected in the financial statements included in the First Avenue Reports.

(q)           Each First Avenue Plan may be amended or terminated without liability (other than with respect to the payment of benefits in the ordinary course) to First Avenue or any of its Subsidiaries at any time and without contravening the terms of such plan, or any law or agreement. Except as set forth in this Agreement, following the Effective Time, First Avenue or any of its Subsidiaries (or any successors thereto) may amend or terminate or cause to be amended or terminated any First Avenue Plan without liability (other than with respect to the payment of benefits in the ordinary course) to First Avenue or any of its Subsidiaries (or successors thereto).

(r)            No First Avenue Plan provides for the payment of any amounts or any other change of control transaction or subsequent event, that could reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. Schedule 4.11(r) of the First Avenue Disclosure Letter sets forth the name of each person whom First Avenue reasonably believes to be a disqualified individual within the meaning of Section 280G of the Code and the regulations thereunder.

(s)           Each First Avenue Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been administered in compliance with Section 409A of the Code since January 1, 2005 and either has been or shall be amended prior to the Closing Date to comply in form with Section 409A of the Code and applicable guidance issued pursuant thereto.

SECTION 4.12 LABOR MATTERS.

(a)           Neither First Avenue nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b)           Neither First Avenue nor any of its Subsidiaries is subject to any labor dispute, strike or work stoppage that has had or would reasonably be expected to have a First Avenue Material Adverse Effect.

(c)           To First Avenue’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of First Avenue or any of its Subsidiaries.

SECTION 4.13 ENVIRONMENTAL MATTERS.

(a)           As used in this Agreement:

(i)            “First Avenue Real Properties” means those real properties owned, leased, or otherwise operated by First Avenue or its Subsidiaries in connection with the performance of their respective businesses; and

(ii)           “Offsite Non-First Avenue Real Properties” means any real properties other than First Avenue Real Properties

(b)           Except as has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect:

(i)            First Avenue and its Subsidiaries and their respective operations, assets, businesses and First Avenue Real Properties are and have been in compliance with all Environmental Laws and Environmental Permits;

(ii)           All Environmental Permits required under Environmental Laws for operating First Avenue’s and its Subsidiaries’ assets, businesses, and First Avenue Real Properties as they are currently being operated have been obtained and are currently in full force and effect, and, if subject to renewal or modification, all submittals required under Environmental Laws in connection with Environmental Permits have been timely and accurately submitted to the respective Governmental Authority and, to First Avenue’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

(iii)          First Avenue and its Subsidiaries are not subject to any pending or, to First Avenue’s knowledge, threatened claims, demands, actions, suits, investigations, inquiries, information requests or proceedings under Environmental Laws and neither First Avenue nor its Subsidiaries have received written notice of alleged violations under applicable Environmental Laws with respect to their respective operations, assets, businesses, or First Avenue Real Properties;

(iv)          There have been no Releases of Hazardous Materials on, under or from First Avenue Real Properties and there are no investigations, remediations, removals, or monitorings of Hazardous Materials required under Environmental Laws at such properties;

(v)           Neither First Avenue nor its Subsidiaries have received any written notice asserting an alleged liability or obligation, including liability for natural resource damages, or requesting information, under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-First Avenue Real Properties and, to the knowledge of First Avenue, there are no conditions or circumstances that has resulted or would reasonably be expected to result in the receipt of such written notice;

(vi)          There has been no exposure of any person or property to Hazardous Materials in connection with First Avenue’s or its Subsidiaries’ operations, assets, businesses, or First Avenue Real Properties that has formed, or would reasonably be expected to form, the basis for a claim for damages or compensation; and

(vii)         First Avenue and its Subsidiaries have made available to FiberTower complete and correct copies of all material environmental site assessment reports, studies, permits and applications therefor, and correspondence on environmental matters (in each instance relevant to First Avenue or its Subsidiaries) that are in First Avenue’s or its Subsidiaries’ possession or known to First Avenue and its Subsidiaries and relating to their respective operations, assets, businesses, or First Avenue Real Properties.

(c)           Neither First Avenue nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4.13.

SECTION 4.14 INTELLECTUAL PROPERTY. First Avenue and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect, and First Avenue has not received any written notice of any assertions or claims challenging the validity of any of the foregoing, except for any such assertions or claims that would not reasonably be expected to have a First Avenue Material Adverse Effect. Except in the ordinary course of business, neither First Avenue nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. Except as has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect, the conduct of First Avenue’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others. As of the date of this Agreement, to the knowledge of First Avenue, there is no infringement of any proprietary right owned by or licensed by or to First Avenue or any of its Subsidiaries. As of the Closing Date, there will be no infringement of any proprietary right owned by or licensed by or to First Avenue, except for any such infringement as would not reasonably be expected to have a First Avenue Material Adverse Effect.

SECTION 4.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of since March 31, 2006 in the ordinary course of business, each of First Avenue and its Subsidiaries has valid title to all of its tangible properties, interests in properties and assets, real and personal, reflected in the First Avenue Reports, free and clear of any Lien, except: (a) Liens disclosed in the First Avenue Reports that are related to liabilities reflected in the balance sheet of First Avenue as of March 31, 2006 included in the First Avenue Reports; (b) Liens for current Taxes not yet due and payable; (c) licenses granted to First Avenue customers in the ordinary course of business; and (d) such imperfections of title, easements and Liens that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. All leases and other agreements pursuant to which First Avenue and its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are valid and effective, except where the failure to be valid or effective would not reasonably be expected to have a First Avenue Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by First Avenue and its Subsidiaries that would reasonably be expected to have a First Avenue Material Adverse Effect. All significant operating equipment of First Avenue and its Subsidiaries that is used by, or to provide services to, material customers of First Avenue is in good operating condition, ordinary wear and tear excepted.

SECTION 4.16 INSURANCE. First Avenue and its Subsidiaries maintain insurance as set forth on Schedule 4.16 of the First Avenue Disclosure Letter. True and complete copies of each insurance policy maintained by First Avenue and its Subsidiaries have been previously provided to FiberTower.

SECTION 4.17 NO BROKERS. First Avenue has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of First Avenue, Merger Sub or FiberTower to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that First Avenue has retained Jefferies & Company, Inc. to act as its financial advisor in connection with the Merger, the terms of which (including the fees owed by First Avenue in connection therewith) have been disclosed in writing to FiberTower prior to the date hereof.

SECTION 4.18 CONTRACTS; DEBT INSTRUMENTS.

(a)           Except for the agreements listed on Schedule 4.18(a) of the First Avenue Disclosure Letter and for those filed as exhibits to First Avenue Reports (“First Avenue Material Contracts”), neither First Avenue nor any of its Subsidiaries is a party to or bound by any contract:

(i)            that provides for, or is reasonably likely to provide for, either individually or in the aggregate with related contracts, payments by or to First Avenue and its Subsidiaries in an aggregate amount of $250,000 or more in any 12 month period;

(ii)           as licensor or licensee (except for site licenses and standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business);

(iii)          for the lease of any material real or personal property other than tower leases entered into in the ordinary course of business;

(iv)          that involves a sharing of profits, losses, costs or liabilities with other persons;

(v)           with respect to any partnership, joint venture or strategic alliance with any other person;

(vi)          involving a guaranty by First Avenue and its Subsidiaries for the benefit of any other person;

(vii)         all employment, consulting and independent contractor agreements other than those that are terminable at will and with respect to which neither First Avenue nor any of its Subsidiaries have any liability, and all severance agreements and director or officer indemnification agreements;

(viii)        containing covenants purporting to limit First Avenue’s and its Subsidiaries’, or that will limit First Avenue’s and its Subsidiaries’, freedom to compete in any line of business in any geographic area or to solicit customers, clients or employees (other than covenants restricting solicitation of employees of customers or suppliers);

(ix)           upon which First Avenue’s business is substantially dependent or the termination or cancellation of which would reasonably be expected to have a First Avenue Material Adverse Effect; or

(x)            encumbrances on any First Avenue Authorizations (as defined below).

(b)           Neither First Avenue nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any First Avenue Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for such violations or defaults that would not result in a material liability to First Avenue or otherwise have a First Avenue Material Adverse Effect. Except as disclosed on Schedule 4.18(a) of the First Avenue Disclosure Letter, each First Avenue Material Contract is in full force and effect, and is a legal, valid and binding obligation of First Avenue and its Subsidiaries and each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity and except as would not result in a material liability to First Avenue and has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect. No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would reasonably be expected to constitute a default by any other party thereto under any First Avenue Material Contract or that would result in a right of termination of any First Avenue Material Contract, except for any such defaults or terminations that would not result in a material liability to First Avenue and have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect

(c)           There are no loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments as of the date hereof pursuant to which any indebtedness of First Avenue is outstanding or may be incurred.

(d)           There is no contract, commitment, judgment, injunction, order or decree to which First Avenue or any of its Subsidiaries is a party or subject to that has had or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by First Avenue and its Subsidiaries or any contract that may be terminable as a result of First Avenue’s or its Subsidiaries’ status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not reasonably be expected to have a First Avenue Material Adverse Effect.

SECTION 4.19 WARRANTIES AND PRODUCT LIABILITY. Except for warranties implied by law and warranties expressly contained in the First Avenue Material Contracts, First Avenue has not given or made any warranties in connection with the sale or rental of goods or services on or prior to the Effective Time, including, without limitation, warranties covering the customer’s consequential damages. First Avenue has no knowledge of any state of facts or the occurrence of any event that has formed, or would reasonably be expected to form, the basis of any present claim against First Avenue with respect to warranties relating to products manufactured, sold, rented or distributed by it, or services performed by or on behalf of it on or prior to the Effective Time. First Avenue has provided to FiberTower all information relating to any known or alleged design or other defect with respect to the products manufactured, sold or rented by First Avenue.

SECTION 4.20 VOTE REQUIRED. The affirmative vote of a majority of the votes cast by holders of First Avenue Common Shares at a duly convened meeting or the written consent of a majority of the outstanding First Avenue Common Shares is the only vote necessary to approve the issuance of First Avenue Common Shares pursuant to the Merger (the “First Avenue Requisite Vote”). Upon the execution and delivery of the Support Agreements described in Section 4.24 below, the First Avenue Requisite Vote will have been obtained.

SECTION 4.21 CERTAIN APPROVALS. First Avenue’s Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in Section 203 of the DGCL and any other “fair price,” “moratorium,” control share acquisition, interested stockholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of First Avenue.

SECTION 4.22 CERTAIN CONTRACTS. Neither First Avenue nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports, or which would purport, to limit the manner or the localities in which the business of First Avenue and its Subsidiaries is or will be conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, other than sales of products and services by First Avenue to its customers in the ordinary course of business, or which provides any third party any Lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that have not had and would not reasonably be expected to have a First Avenue Material Adverse Effect.

SECTION 4.23 REGULATORY MATTERS.

(a)           Set forth on Schedule 4.23 of the First Avenue Disclosure Letter are all authorizations of state regulatory authorities or the FCC held by First Avenue (“First Avenue Authorizations”). Except as set forth on Schedule 4.23 of the First Avenue Disclosure Letter and except as has not had and would not reasonably be expected to have a First Avenue Material Adverse Effect, each such First Avenue Authorization is valid and in full force and effect in accordance with its terms, and there is no outstanding notice of cancellation, termination, or notice of apparent liability or any threatened cancellation or termination in connection therewith nor are any of such First Avenue Authorizations subject to any restrictions or conditions that limit the operations of First Avenue (other than restrictions or conditions generally applicable to First Avenue Authorizations of that type).

(b)           First Avenue has taken steps necessary to maintain and preserve the effectiveness of the First Avenue Authorizations, including complying with any build-out requirements and related notice of completed construction requirements and maintaining in operation the communication facilities related to First Avenue Authorizations.

(c)           There are no existing or, to the knowledge of First Avenue, threatened proceedings before the FCC or similar state regulatory authorities (or any other regulatory authority) regarding the First Avenue Authorizations or the operations of First Avenue (excepting proceedings of general applicability to the industry and not specific to First Avenue), that could reasonably be expected to result in a First Avenue Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the First Avenue Authorizations.

(d)           No event has occurred which results in, or after notice or lapse of time, or both, could reasonably be expected to result in a First Avenue Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the First Avenue Authorizations.

(e)           Except as set forth on Schedule 4.23 of the First Avenue Disclosure Letter, First Avenue is not in violation of any statute, law, ordinance, regulation, rule or order of the FCC or any state regulatory authority, except where any such non-conformities individually or in the aggregate, and taking into account the passage of time and accumulation of penalties and other obligations, would not result in a First Avenue Material Adverse Effect. First Avenue has all First Avenue Authorizations from, has made all required filings with, and has made all required payments due to, all Governmental Authorities, including any state regulatory authority and the FCC, required to conduct its businesses as the same are now being conducted, excepting such First Avenue Authorizations or filings that individually or in the aggregate, and taking into account the passage of time and accumulation of penalties and other obligations, would not result in a First Avenue Material Adverse Effect.

SECTION 4.24 SUPPORT AGREEMENTS. Effective contemporaneously with First Avenue’s entering into this Agreement, First Avenue has delivered to FiberTower a First Avenue Holder’s Support Agreement in the form attached hereto as Exhibit D, duly executed by each person identified in Schedule 4.24 to the First Avenue Disclosure Letter; and each such First Avenue Holder’s Support Agreement is enforceable by FiberTower in accordance with its terms.

SECTION 4.25 LOCK-UP AGREEMENTS. Effective contemporaneously with First Avenue’s entering into this Agreement, First Avenue has delivered to FiberTower a First Avenue Holder’s Lock-up Agreement in the form attached hereto as Exhibit E, duly executed by each person identified on Schedule 4.25 of the First Avenue Disclosure Letter; and each such First Avenue Holder’s Lock-up Agreement is enforceable by FiberTower in accordance with its terms.

ARTICLE 5
COVENANTS

SECTION 5.1 CONDUCT OF BUSINESS.

(a)           Prior to the Effective Time, except as set forth in Schedule 5.1(a) of the FiberTower Disclosure Letter or as expressly contemplated by this Agreement or as consented to in writing by First Avenue, FiberTower:

(i)            shall conduct its operations in the ordinary course consistent with past practices;

(ii)           shall use its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and key employees and maintain satisfactory relationships with those persons having business relationships with it;

(iii)          shall not amend its certificate of incorporation or bylaws;

(iv)          shall promptly notify First Avenue of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any FiberTower Material Contract or any other relationship with a significant customer (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach of any representation or warranty contained herein;

(v)           shall promptly make available (in paper form or via the Internet) to First Avenue true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(vi)          shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the FiberTower Disclosure Letter or referred to in clause (B) below, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the FiberTower Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of FiberTower, or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law or this Agreement) any existing employee benefit plan in any material respect;

(vii)         shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

(viii)        shall not redeem, purchase or otherwise acquire any shares of its capital stock or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(ix)           shall not sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business;

(x)            shall not except pursuant to contractual commitments in effect on the date hereof and disclosed in the FiberTower Disclosure Letter authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xi)           shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(xii)          shall use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with past practices;

(xiii)         shall not (A) make or rescind any express or deemed election relating to Taxes, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (C) file an amended Tax Return, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (E) change (or make a request to any Tax Authority to change) in any respect any of its methods of accounting for Tax purposes;

(xiv)        except as set forth on the budget and capital expenditure schedule set forth on Schedule 5.1(a)(xiv) of the FiberTower Disclosure Letter, shall not (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on the property of FiberTower or First Avenue in connection with any indebtedness thereof or (C) make or commit, or enter into agreements that would require them to make, capital expenditures;

(xv)         subject to Section 5.4, shall not take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Merger;

(xvi)        unless in the good faith opinion of its Board of Directors, after consultation with its outside legal counsel, complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if taking such actions would not violate any of the other terms of this Agreement, shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (provided that such restrictions shall not apply to non-disclosure or confidentiality agreements entered into in the ordinary course of business with third parties that are not material in scope) to which it is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(xvii)       except as contemplated by this Agreement, shall not enter into or amend, in any material respect, any agreement with any holder of FiberTower capital stock with respect to holding, voting or disposing of FiberTower Shares;

(xviii)      shall not by resolution of its Board of Directors cause or permit the acceleration of rights, benefits or payments under any FiberTower Plans;

(xix)         shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

(xx)          shall not purchase any First Avenue Common Shares;

(xxi)         shall not (A) do business in any country in which FiberTower is not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any person;

(xxii)        subject to Section 5.6 hereof, shall not issue any press release or make any public announcement, except in accordance with FiberTower’s past practices or as required to comply with applicable law;

(xxiii)       shall use commercially reasonable efforts to make all necessary regulatory filings, perform all regulatory obligations and take other actions to ensure that the FiberTower Authorizations remain valid and in full force and effect;

(xxiv)       shall not form or acquire any Subsidiaries; and

(xxv)        shall not agree in writing or otherwise to take any of the foregoing actions.

(b)           Prior to the Effective Time, except as set forth in Schedule 5.1(b) of the First Avenue Disclosure Letter or as expressly contemplated by this Agreement or as consented to in writing by FiberTower, First Avenue:

(i)            shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course consistent with past practices;

(ii)           shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and key employees and maintain satisfactory relationships with those persons having business relationships with them;

(iii)          shall not amend its certificate of incorporation or bylaws;

(iv)          shall promptly notify FiberTower of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any First Avenue Material Contract or any other relationship with a significant customer (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach of any representation or warranty contained herein;

(v)           shall promptly make available (in paper form or via the Internet) to FiberTower true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(vi)          shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the First Avenue Disclosure Letter or referred to in clause (B) below, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the First Avenue Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of First Avenue or any of its Subsidiaries, or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law or this Agreement) any existing employee benefit plan in any material respect;

(vii)         shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

(viii)        shall not, and shall not permit any of its Subsidiaries to redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(ix)           shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except in the ordinary course of business;

(x)            shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the First Avenue Disclosure Letter authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xi)           shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(xii)          shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with past practices;

(xiii)         shall not, and shall not permit any of its Subsidiaries to, (A) make or rescind any express or deemed election relating to Taxes, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (C) file an amended Tax Return, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (E) change (or make a request to any Tax Authority to change) in any respect any of its methods of accounting for Tax purposes;

(xiv)        except as set forth on the budget and capital expenditure schedule set forth on Schedule 5.1(b)(xiv) of the First Avenue Disclosure Letter, shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on the property of FiberTower or First Avenue or any of their Subsidiaries in connection with any indebtedness thereof or (C) make or commit, or enter into agreements that would require them to make, capital expenditures;

(xv)         subject to Section 5.4, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Merger;

(xvi)        unless in the good faith opinion of its Board of Directors, after consultation with its outside legal counsel, complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (provided that such restrictions shall not apply to non-disclosure or confidentiality agreements entered into in the ordinary course of business with third parties that are not material in scope) to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(xvii)       shall not enter into or amend any agreement with any holder of First Avenue capital stock with respect to holding, voting or disposing of shares of First Avenue capital stock;

(xviii)      shall not by resolution of its Board of Directors cause or permit the acceleration of rights, benefits or payments under any employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of First Avenue and any of its Subsidiaries which provide material benefits to such employees, or as to which First Avenue or any of its Subsidiaries has any material liability or material contingent liability;

(xix)         shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

(xx)          shall not purchase any FiberTower Shares;

(xxi)         shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which First Avenue or any of its Subsidiaries is not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any person;

(xxii)        subject to Section 5.6 hereof, shall not issue any press release or make any public announcement, except in accordance with First Avenue’s past practices or as required to comply with applicable law or Nasdaq rules;

(xxiii)       shall use commercially reasonable efforts, and shall cause each of its Subsidiaries to use commercially reasonable efforts, to make all necessary regulatory filings, perform all regulatory obligations and take other actions to ensure that the First Avenue Authorizations remain valid and in full force and effect; and

(xxiv)       shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

SECTION 5.2 NO SOLICITATION.

(a)           (i)            FiberTower agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, it (i) will not (and FiberTower will not permit its officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by FiberTower, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination, sale of assets, sale of stock or joint venture or similar transaction involving any assets or class of capital stock of FiberTower, or any acquisition of the capital stock of FiberTower or a business or assets (other than sales of current assets in the ordinary course of business) of FiberTower in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a “FiberTower Acquisition Proposal”) or participate or engage in any discussions or negotiations concerning a FiberTower Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any FiberTower Acquisition Proposal; provided that, subject to Section 7.3(c), nothing contained in this Agreement shall prevent FiberTower or its Board of Directors from (A) making any disclosure to the holders of FiberTower Common Shares if FiberTower’s Board of Directors determines in good faith that the failure to make such disclosure would be reasonably likely to result in a breach of its fiduciary duties under applicable law or (B) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent FiberTower from complying with its obligations under this Section 5.2) to or engaging in any negotiations or discussions with any person or group who has made an unsolicited bona fide FiberTower Acquisition Proposal with respect to all of the outstanding shares of capital stock of FiberTower or all or substantially all of the assets of FiberTower if, with respect to the actions set forth in clause (B), (x) FiberTower’s Board of Directors determines in good faith that taking into account, among other things, the likelihood of consummation and after consultation with its financial advisors, such FiberTower Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of FiberTower Shares from a financial point of view than the Merger (a “FiberTower Superior Proposal”) and (y) the Board of Directors of FiberTower, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be reasonably likely to result in a breach of its fiduciary obligations under applicable law.

(ii)           FiberTower agrees that it will notify First Avenue promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a FiberTower Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, FiberTower or any of its officers, directors, employees, agents or representatives. In connection with such notice, FiberTower shall indicate the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any FiberTower Acquisition Proposal. Thereafter, FiberTower shall keep First Avenue fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking any action referred to in clause (B) of the proviso of Section 5.2(a)(i), if FiberTower intends to participate in any such discussions or negotiations or provide any such information to any such third party, FiberTower shall give prior written notice to First Avenue.

(iii)          Nothing in this Section 5.2 shall permit FiberTower to enter into any agreement with respect to a FiberTower Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, FiberTower shall not enter into any agreement with any person that provides for, or in any way facilitates, a FiberTower Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.2(a)(i) in reasonably customary form and which does not contain terms that prevent FiberTower from complying with its obligations under this Section 5.2.

(b)           (i)            First Avenue agrees that from the date hereof until the earlier of the Effective Time or the termination of this Agreement it and its Subsidiaries (i) will not (and First Avenue will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by First Avenue or any of its Subsidiaries, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination, sale of assets, sale of stock, joint venture or similar transaction involving any assets or class of capital stock of First Avenue, or any acquisition of the capital stock of First Avenue or a business or assets (other than sales of current assets in the ordinary course of business) of First Avenue or its Subsidiaries in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a “First Avenue Acquisition Proposal”) or participate or engage in any discussions or negotiations concerning a First Avenue Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any First Avenue Acquisition Proposal; provided that, subject to Section 7.4(c), nothing contained in this Agreement shall prevent First Avenue or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a First Avenue Acquisition Proposal, (B) making any disclosure to the holders of First Avenue Common Shares if First Avenue’s Board of Directors determines in good faith that the failure to make such disclosure would be reasonably likely to result in a breach of its fiduciary duties under applicable law or Nasdaq rules or (C) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent First Avenue from complying with its obligations under this Section 5.2) to or engaging in any negotiations or discussions with any person or group who has made an unsolicited bona fide First Avenue Acquisition Proposal with respect to all of the outstanding shares of capital stock of First Avenue or all or substantially all of the assets of First Avenue if, with respect to the actions set forth in clause (C), (x) First Avenue’s Board of Directors determines in good faith that taking into account, among other things, the likelihood of consummation and after consultation with its financial advisors, such First Avenue Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of First Avenue Common Shares from a financial point of view than the Merger (a “First Avenue Superior Proposal”) and (y) the Board of Directors of First Avenue, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be reasonably likely to result in a breach of its fiduciary obligations under applicable law.

(ii)           First Avenue agrees that it will notify FiberTower promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a First Avenue Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, First Avenue or any of its officers, directors, employees, agents or representatives. In connection with such notice, First Avenue shall indicate the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any First Avenue Acquisition Proposal. Thereafter, First Avenue shall keep FiberTower fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking any action referred to in clause (C) of the proviso of Section 5.2(b)(i), if First Avenue intends to participate in any such discussions or negotiations or provide any such information to any such third party, First Avenue shall give prior written notice to FiberTower.

(iii)          Nothing in this Section 5.2 shall permit First Avenue to enter into any agreement with respect to a First Avenue Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, First Avenue shall not enter into any agreement with any person that provides for, or in any way facilitates, a First Avenue Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.2(b)(i) in reasonably customary form and which does not contain terms that prevent FiberTower from complying with its obligations under this Section 5.2.

SECTION 5.3 NOTICE OF STOCKHOLDER ACTION. Each of FiberTower and First Avenue will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to provide to its stockholders, as promptly as practicable and, with respect to First Avenue, after the First Avenue Information Statement (as defined in Section 5.7(d)) is cleared by the SEC, notice of action taken by written consent of stockholders for purposes of obtaining the FiberTower Requisite Vote or the First Avenue Requisite Vote, as applicable.

SECTION 5.4 FILINGS; REASONABLE BEST EFFORTS.

(a)           Subject to the terms and conditions herein provided, FiberTower and First Avenue shall:

(i)            promptly (but in not more than 10 business days from the date hereof) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

(ii)           use their reasonable best efforts to satisfy the conditions to closing in Article 6 as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained from Governmental Authorities or other persons in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

(iii)          promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any Governmental Authority;

(iv)          not agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat;

(v)           furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger;

(vi)          furnish the other party with such necessary information and reasonable assistance as such other party and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including any filings necessary or appropriate under the provisions of the HSR Act; provided that if the provisions of the HSR Act would prevent a party from disclosing such information to the other party, then such information may be disclosed to such party’s counsel; and

(vii)         Each of FiberTower and First Avenue will make any filings reasonably necessary to keep any licenses that are material to its business in good standing and to conduct its business in compliance with applicable FCC rules and regulations.

(b)           Without limiting Section 5.4(a), First Avenue and FiberTower shall:

(i)            each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

(ii)           each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government, in which case at the conclusion of such litigation).

(c)           Without limiting Sections 5.4(a) and (b), First Avenue and FiberTower shall:

(i)            promptly (but in more than 10 business days from the date hereof) make the required filing for FCC approval of the Merger, and the parties shall thereafter prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grants of the applications as expeditiously as practicable;

(ii)           promptly provide to the other parties a copy of any pleading, order or other document served on it relating to such applications (but no party shall have any obligation to take any steps to satisfy complainants, if any, which steps would substantially impair or diminish rights under the First Avenue Authorizations and FiberTower Authorizations or otherwise impose an unreasonable burden on a party);

(iii)          shall oppose any petitions to deny or other objections filed with respect to the applications for the FCC approval of the Merger and any requests for reconsideration or review of any FCC approval or consent; and

(iv)          (iv)          if this Agreement is terminated, the parties shall have an affirmative obligation to notify the FCC of such termination and to submit whatever applications or other notifications are required to return the parties to their respective positions status quo ante.

(d)           Neither FiberTower nor First Avenue shall, without the other’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement.

(e)           Both FiberTower and First Avenue shall deliver to the other its unaudited consolidated financial statements as of the end of, and for, each month during the period from the date of the most recent financial statements delivered by FiberTower to First Avenue as part of Schedule 3.7(a) of the FiberTower Disclosure Letter until the Closing Date, meeting the requirements of Section 3.7(a) hereof, within ten (10) business days after the last day of each such month.

SECTION 5.5   INSPECTION. From the date hereof to the Effective Time, FiberTower and First Avenue shall allow all designated officers, attorneys, accountants and other representatives of the other party access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of FiberTower or First Avenue and its Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 5.5 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which that party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. FiberTower and First Avenue agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Agreement shall be governed by the Amended and Restated Mutual Confidentiality Agreement dated April 11, 2006 between First Avenue and FiberTower (the “Confidentiality Agreement”).

SECTION 5.6   PUBLICITY. FiberTower and First Avenue will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with Nasdaq or any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

SECTION 5.7   SECURITIES MATTERS.

(a)           As soon as practicable after the execution of this Agreement, First Avenue, with the full cooperation of FiberTower, shall prepare the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the holders of FiberTower Shares pursuant to, and meeting the requirements of Article  2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) held by the California Commissioner of Corporations (the “California Commissioner”) to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (“California Securities Law”). FiberTower shall prepare, with the full cooperation of First Avenue, an information statement relating to this Agreement and the transactions contemplated hereby (the “FiberTower Information Statement”) such that its completion complies with the required timeliness of the filing of such FiberTower Information Statement (as a supplemental amendment to the Permit Application) under the applicable rules and policies of the California Department of Corporations (the “Department”) and the California Securities Law. Each of FiberTower and First Avenue shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the FiberTower Information Statement to comply with all requirements of applicable federal and state securities laws.

(b)           Each of FiberTower and First Avenue shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the FiberTower Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the FiberTower Information Statement. The FiberTower Information Statement shall constitute a disclosure document for the offer and issuance of the First Avenue Common Shares. Whenever any event occurs that is required to be set forth in an amendment or supplement to the FiberTower Information Statement, FiberTower and First Avenue shall cooperate in delivering any such amendment or supplement to all the holders of FiberTower Shares and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other appropriate government officials.

(c)           Except as otherwise permitted by this Agreement, the FiberTower Information Statement shall include the recommendation of the Board of Directors of FiberTower in favor of adoption of this Agreement and approval of the Merger and the Agreement and the conclusion of the Board of Directors of FiberTower that the terms and conditions of the Merger are fair to and in the best interests of the stockholders of FiberTower. Notwithstanding anything contained herein to the contrary, FiberTower shall not include in the FiberTower Information Statement any information with respect to First Avenue or its affiliates or associates, the form and content of which information shall not have been approved by First Avenue prior to such inclusion; provided, however, that First Avenue shall not unreasonably withhold approval of any information required to be included by federal or state law or the California Commissioner. FiberTower shall promptly advise First Avenue, and First Avenue shall promptly advise FiberTower, in writing if at any time prior to the Effective Time either FiberTower or First Avenue shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the FiberTower Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. FiberTower and First Avenue shall cooperate in delivering any such amendment or supplement to all the holders of FiberTower Shares and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.

(d)           First Avenue, with the full cooperation of FiberTower, shall as promptly as practicable prepare, and subject to First Avenue’s receiving the required information from FiberTower, First Avenue shall file with the SEC under cover of Schedule 14C under the Exchange Act, the information statement with respect to the action by written consent of stockholders of First Avenue in connection with the Merger (such information statement in its definitive form, the “First Avenue Information Statement”). First Avenue shall use its reasonable best efforts, and FiberTower shall use its reasonable best efforts to cooperate with First Avenue, including by furnishing all information concerning FiberTower and the holders of the capital stock of FiberTower as may be requested by First Avenue, to have the First Avenue Information Statement cleared by the SEC as promptly as practicable after such filing. Notwithstanding anything contained herein to the contrary, First Avenue shall not include in the First Avenue Information Statement any information with respect to FiberTower or its affiliates or associates, the form and content of which information shall not have been approved by FiberTower prior to such inclusion; provided, however, that FiberTower shall not unreasonably withhold approval of any information required to be included therein by law. First Avenue shall use its reasonable best efforts to obtain, and FiberTower shall use its reasonable best efforts to cooperate with First Avenue, prior to the Effective Time, all necessary state securities law or “Blue Sky” permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. First Avenue will advise FiberTower, promptly after it receives notice thereof, of the time when the First Avenue Information Statement has been cleared by the SEC or any supplement or amendment has been filed, or any request by the SEC for amendment of the First Avenue Information Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall supply FiberTower with copies of all correspondence between First Avenue, or its representatives, and the SEC or its staff with respect thereto.

(e)           First Avenue will cause the First Avenue Information Statement, at the time it is mailed to stockholders of First Avenue, to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC thereunder, provided that FiberTower shall be responsible for furnishing to First Avenue all information relating to FiberTower and holders of FiberTower capital stock as is required to be included therein. FiberTower will cause the information it provides for such purpose to comply as to form in all material respects with such provisions.

(f)            FiberTower hereby covenants and agrees with First Avenue that the First Avenue Information Statement, at the time it is first mailed to stockholders of First Avenue, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this paragraph shall apply only to information included or incorporated by reference in the First Avenue Information Statement that was supplied in writing by FiberTower expressly for inclusion therein). If, at any time prior to the Effective Time, any event with respect to FiberTower, or with respect to other information supplied by FiberTower for inclusion in the First Avenue Information Statement, occurs and such event is required to be described in a supplement to the First Avenue Information Statement, FiberTower shall promptly notify First Avenue of such occurrence and shall cooperate with First Avenue in the preparation, filing and dissemination of such supplement.

(g)           First Avenue hereby covenants and agrees with FiberTower that the First Avenue Information Statement, at the time it is first mailed to stockholders of First Avenue, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this paragraph shall not apply to any information included or incorporated by reference in the First Avenue Information Statement that was supplied in writing by FiberTower expressly for inclusion therein). If, at any time prior to the Effective Time, any event with respect to First Avenue, or with respect to other information included in the First Avenue Information Statement, occurs and such event is required to be described in a supplement to the First Avenue Information Statement, First Avenue shall promptly notify FiberTower of such occurrence, such event shall be so described and such supplement shall be promptly prepared, filed and disseminated.

(h)           Neither the First Avenue Information Statement nor any amendment or supplement thereto will be filed or disseminated to the stockholders of First Avenue without the approval of both First Avenue and FiberTower. Each of First Avenue and FiberTower will use its reasonable best efforts to cause the First Avenue Information Statement to be mailed to stockholders of First Avenue as promptly as practicable after the date it is cleared by the SEC.

(i)            If FiberTower and First Avenue reasonably determine that it would be impossible or impracticable to obtain the Permit or the issuance of the Permit has been denied by the California Commissioner, then FiberTower and First Avenue shall cooperate and use their reasonable best efforts to register the First Avenue Common Shares to be issued in the Merger on a registration statement on Form S-4 under the Securities Act.

SECTION 5.8   LISTING APPLICATION. First Avenue shall use its reasonable best efforts to obtain Nasdaq approval of the continued listing of the First Avenue Common Shares on Nasdaq following the Merger pursuant to Nasdaq’s rules regarding “reverse mergers” and to cause the First Avenue Common Shares to be issued in the Merger to be approved for quotation on Nasdaq prior to the Effective Time, all subject to official notice of issuance. First Avenue shall promptly prepare and submit to Nasdaq a listing application covering the continued listing of First Avenue Common Shares on Nasdaq and covering the shares of First Avenue Common Shares issuable in the Merger and shares issuable pursuant to Assumed Options (as defined in Section 5.13(c)).

SECTION 5.9   AGREEMENTS OF AFFILIATES. Prior to the Effective Time, FiberTower shall cause to be prepared and delivered to First Avenue a list identifying all persons who, as of the date of this Agreement, FiberTower believes may be deemed to be “affiliates” of FiberTower, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). First Avenue shall be entitled to place restrictive legends on any shares of First Avenue Common Shares issued to such Rule 145 Affiliates. FiberTower shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to First Avenue, at or prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit F.

SECTION 5.10   REGISTRATION RIGHTS AGREEMENT. As an inducement to the Rule 145 Affiliates to enter into the agreements described in Section 5.9 above, First Avenue shall, at or prior to the Effective Time, enter into a Registration Rights Agreement in the form attached hereto as Exhibit G with the Rule 145 Affiliates.

SECTION 5.11   EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 7.5 and except that each of FiberTower and First Avenue shall pay one-half of any filing fee required to be paid in connection with the transactions contemplated by this Agreement, including any fees relating to the filings described in Sections 5.4, 5.7 and 5.8 hereof.

SECTION 5.12   INDEMNIFICATION AND INSURANCE.

(a)           From and after the Effective Time, First Avenue shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of FiberTower or First Avenue (or any division thereof) and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of FiberTower or First Avenue as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) First Avenue shall, or shall cause the Surviving Corporation to, pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to First Avenue, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) First Avenue will, and will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, neither First Avenue nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither First Avenue nor the Surviving Corporation shall be obligated pursuant to this Section 5.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. In no event shall First Avenue or the Surviving Corporation be required to indemnify any of the Indemnified Parties or advance any expenses on behalf of any of the Indemnified Parties pursuant to this Section 5.12 to any greater extent than FiberTower or First Avenue, as applicable, would have been required to so indemnify or advance expenses pursuant to the certificate of incorporation or bylaws of FiberTower or First Avenue, as applicable, or contractual indemnification agreements binding on FiberTower or First Avenue, as applicable (as disclosed on Schedule 5.12(a) of the FiberTower Disclosure Letter or the First Avenue Disclosure Letter, as applicable), each as in existence on the date hereof.

(b)           The parties agree that the rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of FiberTower or First Avenue with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(c)           For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance (“D&O Insurance”) covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by FiberTower’s existing D&O Insurance policies providing for coverage of at least $5.0 million and otherwise on terms substantially no less advantageous to such Indemnified Parties than such existing D&O Insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided that, after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 150% of the 2005 annual premium paid by FiberTower prior to the date hereof (the amount of which premiums are set forth in Schedule 5.12(c) of the FiberTower Disclosure Letter) (the “FiberTower Maximum Premium”), but in such case shall purchase as much coverage as reasonably practicable for such amount. First Avenue shall have the right to cause coverage to be extended under FiberTower’s D&O Insurance policy by obtaining a six-year “tail” policy on terms and conditions no less advantageous than FiberTower’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.12(c) with respect to Indemnified Parties who are or at any time prior to the Effective Time were covered by FiberTower’s existing D&O Insurance. For a period of six years after the Effective Time, First Avenue shall maintain D&O Insurance covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by First Avenue’s existing D&O Insurance policies providing for coverage of at least $5.0 million and otherwise on terms substantially no less advantageous to such Indemnified Parties than such existing D&O Insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided that, after the Effective Time, First Avenue shall not be required to pay annual premiums in excess of 150% of the 2005 annual premium paid by First Avenue prior to the date hereof (the amount of which premiums are set forth in Schedule 5.12(c) of the First Avenue Disclosure Letter) (the “First Avenue Maximum Premium”), but in such case shall purchase as much coverage as reasonably practicable for such amount. First Avenue shall have the right to cause coverage to be extended under First Avenue’s D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than First Avenue’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.12(c) with respect to Indemnified Persons who are or at any time prior to the Effective Time were covered by First Avenue’s existing D&O Insurance.

(d)           The provisions of this Section 5.12 shall survive the consummation of the transactions contemplated hereby and are expressly intended to benefit each of the Indemnified Parties. In the event First Avenue or any of its successors or assigns (i) is consolidated with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger and the obligations of First Avenue under this Section 5.12 do not become the obligations of the successor under operation of law or (ii) transfers all or substantially all of its assets to any Person, then and in either such case, First Avenue shall cause proper provision be made so that the successors and assigns of First Avenue shall expressly assume in writing the obligations of First Avenue set forth in this Section 5.12 that still survive.

SECTION 5.13   EMPLOYEE BENEFITS.

(a)           First Avenue hereby agrees to honor, and agrees to cause its Subsidiaries to honor, all employee benefit plans, contracts, agreements and commitments of FiberTower maintained or entered into by FiberTower prior to the date hereof that apply to any current or former employee or current or former director of FiberTower, including the employment agreements between FiberTower and certain of its key employees (copies of which employment agreements have been furnished to First Avenue); provided, however, that, except as otherwise expressly provided in this Section 5.13, First Avenue reserves the right to modify any such plan, contract, agreement or commitment in accordance with its terms.

(b)           Notwithstanding the provisions of Section 5.13(a):

(i)            To the extent permitted under existing First Avenue benefit plans, programs, policies and arrangements, each employee of FiberTower (and any successor entities to FiberTower) shall become a participant in any employee benefit plan, program, policy, or arrangement of First Avenue applicable to similarly situated employees on or after the Effective Time and shall be given credit under such plan, program, policy, or arrangement for all service with FiberTower and any of its predecessors to the extent such predecessor employment was recognized by FiberTower, and, if applicable, with First Avenue, prior to becoming such a participant for purposes of eligibility, vesting and benefit determination; provided that this Section 5.13(a)(i) shall not result in the duplication of any benefit or apply to the determination of accrual service under any defined benefit pension plan as defined in section 3(35) of ERISA (regardless of whether such plan is qualified under Code section 401(a)), and shall not apply to the determination of the right to receive, or the amount of, any retiree or other post-retirement medical service (except for COBRA medical continuation coverage as described in section 4980B of the Code).

(ii)           To the extent permitted under existing First Avenue benefit plans, programs, policies and arrangements, First Avenue shall cause each employee of FiberTower (and any successor entities to FiberTower) who was covered by a group health plan of FiberTower immediately prior to the Effective Time to be covered under a group health plan maintained by First Avenue as of the Effective Time and without any gap or lapse of coverage and First Avenue shall cause (A) such employee and his or her eligible dependents (including, without limitation, all such dependents of the employee covered immediately prior to such time under FiberTower’s group health plan) to be credited under such First Avenue group health plan, for the year during which such coverage under such group health plan begins, with any deductibles and copayments already incurred during such year under the group health plan of FiberTower (or successor entity to FiberTower), and (B) such First Avenue group health plan to waive any preexisting condition restrictions to the extent necessary to provide immediate coverage to the extent such preexisting condition restrictions have been waived, or would have been waived, under FiberTower’s group health plan or as otherwise required by applicable law.

(iii)          Nothing in this Section 5.13 shall be construed to restrict the ability of First Avenue (including, without limitation, FiberTower and any successor entity to FiberTower for so long as it is a Subsidiary of First Avenue) to modify or terminate any plan at or after the Effective Time.

(iv)          Nothing in this Section 5.13 shall be construed as a contract of employment, and this Section 5.13 shall not give any employee the right to be retained in the employ of First Avenue or any of its Subsidiaries. Nothing in this Section 5.13 shall be construed to require the provision of coverage or benefits to an employee except to the extent such coverage or benefits is otherwise required pursuant to applicable law, the terms of the applicable plan or arrangement or any employment agreement or employment offer letter.

(v)           Nothing herein shall be construed to cause the employees of FiberTower to be third party beneficiaries with respect to the provisions of this Section 5.13 or have any rights to enforce such provisions against the parties.

(c)           First Avenue and FiberTower shall take all such actions, including (with respect to FiberTower) the amendment of outstanding options (whether vested or unvested) (“Stock Options”) to purchase FiberTower Common Shares to the extent reasonably necessary, and the plans pursuant to which such options have been issued, to permit First Avenue to assume, and First Avenue shall assume, effective at the Effective Time, each FiberTower Option Plan and each outstanding Stock Option that remains unexercised in whole or in part as of the Effective Time and each such assumed option shall, effective as of the Effective Time, thereafter be exercisable for First Avenue Common Shares in accordance with the following (each such assumed Stock Option, an “Assumed Option”):

(i)            the number of First Avenue Common Shares purchasable under the Assumed Option shall be equal to 0.3045470 (to be adjusted appropriately if the Exchange Ratio is adjusted pursuant to Section 2.4) times the number of FiberTower Common Shares underlying the Assumed Option (or that would be purchasable if the option was then vested and exercisable and with any fractional amount rounded to the next lowest share);

(ii)           the per share exercise price of such Assumed Option shall be an amount (with fractional amounts rounded to the next highest cent) equal to the per share exercise price of the Stock Option being assumed divided by 0.3045470 (to be adjusted appropriately if the Exchange Ratio is adjusted pursuant to Section 2.4);

(iii)          First Avenue will provide each holder of an Assumed Option with a statement showing the converted number of shares, the exercise price, and the expiration date for each Assumed Option; and

(iv)          any other provisions of each Assumed Option shall remain in effect; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

(d)           First Avenue shall take all corporate action necessary to reserve for issuance a sufficient number of First Avenue Common Shares for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, First Avenue shall file a registration statement on Form S-8 (or other appropriate form) with respect to the First Avenue Common Shares subject to the Assumed Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

(e)           First Avenue agrees that its Board of Directors (or the Compensation Committee thereof) shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Exchange Act, the receipt, pursuant to this Agreement, of First Avenue Common Shares and Assumed Options by persons who will be directors or officers of First Avenue as of the Effective Time.

(f)            First Avenue agrees that it shall, prior to the Effective Time, amend the First Avenue Networks, Inc. Stock Option Plan (the “First Avenue Plan”), effective as of the Effective Time, to (i) increase the number of shares issuable under the plan to at least 23,314,588 shares; (ii) include an “evergreen provision” under which the number of shares issuable under such plan would increase each year by either 1.5% of the number of First Avenue Common Shares issued and outstanding at the time immediately prior to the date of such increase or a lesser number of shares determined by the Board of Directors through the remaining term of the plan; and (iii) provide for automatic annual grants of options to purchase up to 25,000 shares in accordance with the terms of the First Avenue Plan to each director of First Avenue (“Option Plan Amendment”).

SECTION 5.14   TAX MATTERS.

(a)           Each of FiberTower and First Avenue and its Subsidiaries shall duly and timely file all Tax Returns that it or they are required to file and shall pay all unpaid Taxes shown on such Tax Returns, subject to timely extensions permitted by law; provided, however, that each party shall promptly notify the other party of any such extensions. From and after the Closing, FiberTower and First Avenue shall file a federal consolidated Tax Return and shall jointly determine whether to file applicable combined, consolidated or unitary state and local income Tax Returns as and to the extent permitted or required by law.

(b)           FiberTower shall provide First Avenue with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.

(c)           From and after the date hereof, neither FiberTower nor First Avenue or any of its Subsidiaries will (i) take any action or fail to take any action that they know or have reason to believe may cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) or (ii) enter into any contract, agreement, commitment or arrangement the performance of which they know or have reason to believe may have such effect. From and after the date hereof, neither First Avenue nor any of its Subsidiaries will (i) take any action or fail to take any action that they know or have reason to believe may cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) or (ii) enter into any contract, agreement, commitment or arrangement the performance of which they know or have reason to believe may have such effect.

SECTION 5.15   FIRST AVENUE GOVERNANCE MATTERS.

(a)           First Avenue shall take all requisite action, effective immediately prior to the Effective Time, to amend its certificate of incorporation and bylaws (i) to increase its authorized shares to four hundred million (400,000,000) First Avenue Common Shares; (ii) provide for a classified board composed of nine (9) directors separated into three classes with staggered terms of three years, with the terms of the Class I directors ending at the first annual stockholders meeting following the Closing, the terms of the Class II directors ending at the second annual stockholders meeting following the Closing and the terms of the Class III directors ending at the third annual stockholders meeting following the Closing; and (iii) to change its name to “FiberTower Corporation.”

(b)           First Avenue shall take all requisite action, effective as of the Effective Time, to cause the directors on the First Avenue Board to be comprised of (x) the individual designated to serve as Chief Executive Officer of First Avenue as of the Effective Time pursuant to paragraph (d) below, who shall be designated as a Class I director, (y) three directors chosen by the current First Avenue directors, each of whom shall be independent for purposes of Nasdaq rules, and one of whom shall be designated as a Class I director, one of whom shall be designated as a Class II director and one of whom shall be designated as Class III directors (collectively, the “First Avenue Designees”), and (z) five directors chosen by the current FiberTower directors, at least two of whom shall be independent for purposes of Nasdaq rules, one of whom shall be designated as a Class I director, two of whom shall be designated as Class II directors and two of whom shall be designated as Class III directors (collectively, the “FiberTower Designees”). Each of such directors will serve for a term expiring on the earlier of his or her death, resignation or removal or the annual meeting of stockholders at which the term of such director’s class will expire and, despite the expiration of his or her term, until his or her successor has been elected and qualified. If at any time prior to the Effective Time, any such board designee becomes unable or unwilling to serve as a director of First Avenue at the Effective Time, then the party that designated such individual shall designate another individual to serve in such individual’s place.

(c)           First Avenue shall take all requisite action, effective as of the Effective Time, to cause each then standing committee of the First Avenue Board to be comprised of one First Avenue Designee and two FiberTower Designees. If at any time prior to the Effective Time, any such committee designee becomes unable or unwilling to serve as a director of the Surviving Corporation at the Effective Time, then the party that designated such individual as a board designee shall designate another individual to serve in such individual’s place on the applicable committee(s).

(d)           First Avenue shall take all requisite action to cause the Chief Executive Officer of First Avenue, effective as of the Effective Time, to be Michael K. Gallagher. Such individual shall nominate the executive officers of First Avenue for election by a majority of First Avenue’s Board of Directors as of the Effective Time. If at any time prior to the Effective Time, the individual designated to serve as the Chief Executive Officer of First Avenue should become unable or unwilling to serve in his or her designated capacity at the Effective Time, then First Avenue and FiberTower shall mutually agree on another individual to serve in such capacity.

ARTICLE 6
CONDITIONS

SECTION 6.1   CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

(a)           Each of the FiberTower Requisite Vote and the First Avenue Requisite Vote shall have been obtained.

(b)           (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act and (ii) any mandatory waiting period or required consent under any applicable foreign competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to First Avenue.

(c)           None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits or makes unlawful the consummation of the Merger.

(d)           First Avenue shall have mailed the First Avenue Information Statement to its stockholders at least 20 calendar days before the Closing Date in accordance with Rule 14c-2(b) under the Exchange Act.

(e)           The Permit shall have been issued and shall not have been revoked by the California Commissioner and no proceedings for that purpose shall have been commenced or threatened by the California Commissioner.

(f)            Nasdaq shall have approved the continued listing of the First Avenue Common Shares on Nasdaq following the Merger pursuant to Nasdaq’s rules regarding “reverse mergers,” and the First Avenue Common Shares to be issued pursuant to the Merger and reserved for issuance pursuant to Assumed Options shall have been authorized for quotation on Nasdaq, all subject to official notice of issuance.

(g)           Any required consent or approval of the FCC or similar state regulatory authorities applicable to the Merger, this Agreement or the transactions contemplated hereby shall have been obtained.

(h)           Each of FiberTower and First Avenue shall have received an opinion with respect to certain regulatory matters from the other party’s counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to FiberTower and First Avenue, respectively.

SECTION 6.2   CONDITIONS TO OBLIGATION OF FIBERTOWER TO EFFECT THE MERGER. The obligation of FiberTower to effect the Merger shall be subject to the fulfillment by First Avenue and Merger Sub or waiver by FiberTower at or prior to the Closing Date of the following conditions:

(a)           First Avenue and Merger Sub shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of First Avenue and Merger Sub contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by First Avenue Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by First Avenue Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and FiberTower shall have received a certificate of First Avenue, executed on its behalf by its President or one of its Senior Vice Presidents, dated the Closing Date, certifying to such effect.

(b)           The Option Plan Amendment and the amendments to First Avenue’s certificate of incorporation and bylaws set forth in Section 5.15(a) shall have been effected to be effective as of the Effective Time.

(c)           The required consent or approval of the FCC shall have become a Final Order. The term “Final Order” means action by the FCC as to which (i) no request for stay of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the

FCC’s action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or regulation, it has passed. The requirement of a Final Order in this Section 6.2(b) may be waived by FiberTower in its sole discretion.

(d)           FiberTower shall have received an opinion from its counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a tax free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to FiberTower may receive and rely upon customary representations from FiberTower, First Avenue and Merger Sub.

SECTION 6.3   CONDITIONS TO OBLIGATION OF FIRST AVENUE TO EFFECT THE MERGER. The obligations of First Avenue and Merger Sub to effect the Merger shall be subject to the fulfillment by FiberTower or waiver by First Avenue at or prior to the Closing Date of the following conditions:

(a)           FiberTower shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of FiberTower contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by FiberTower Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by FiberTower Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and First Avenue shall have received a certificate of FiberTower, executed on its behalf by its President or its Chief Financial Officer, dated the Closing Date, certifying to such effect.

(b)           The number of Dissenting FiberTower Shares shall not exceed, on an as-converted basis, 5% of the total number of First Avenue Common Shares issuable as part of the Merger Consideration.

(c)           The required consent or approval of the FCC shall have become a Final Order. The requirement of a Final Order in this Section 6.3(c) may be waived by First Avenue in its sole discretion.

(d)           All FiberTower Preferred Shares shall have been converted into FiberTower Common Shares pursuant to the terms of FiberTower’s certificate of incorporation.

(e)           Each of the Secured Promissory Notes listed on Schedule 3.18(a) of the FiberTower Disclosure Letter owed by a person who is a director, officer or employee of FiberTower immediately prior to the Effective Time or who will be a director, officer or employee of First Avenue after the Effective Time, shall have been repaid in full.

ARTICLE 7
TERMINATION

SECTION 7.1   TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of FiberTower and First Avenue approved by action of their respective Boards of Directors.

SECTION 7.2   TERMINATION BY FIRST AVENUE OR FIBERTOWER. At any time prior to the Effective Time, this Agreement may be terminated by FiberTower or First Avenue, in either case by action of its Board of Directors, if:

(a)           the Merger shall not have been consummated by February 28, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose failure or whose affiliates’ failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(b)           a Governmental Authority shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.4 and with respect to other matters not covered by Section 5.4 shall have used its reasonable best efforts to remove such injunction, order or decree.

SECTION 7.3   TERMINATION BY FIBERTOWER. At any time prior to the Effective Time, this Agreement may be terminated by FiberTower, by action of its Board of Directors, if:

(a)           (i) there has been a breach by First Avenue or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of First Avenue or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to First Avenue by FiberTower; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to FiberTower if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;

(b)           the Board of Directors of First Avenue shall have withdrawn, modified, withheld or changed, in a manner adverse to FiberTower, the Board’s approval or recommendation of this Agreement or recommended a First Avenue Superior Proposal, or resolved to do any of the foregoing; or

(c)           regardless of whether the FiberTower Requisite Vote shall have already been obtained, at any time prior to the date that is 20 days after the date on which First Avenue mails the First Avenue Information Statement to its stockholders, the Board of Directors of FiberTower shall have withdrawn the Board’s approval or recommendation of this Agreement and the

Merger and recommended and declared advisable a FiberTower Superior Proposal, or resolved to do the foregoing, after the Board shall have determined in good faith after consultation with its outside legal counsel that the failure to so withdraw its recommendation and recommend such FiberTower Superior Proposal would be reasonably likely to result in a breach of its fiduciary obligations under applicable law; provided, however, that FiberTower shall not have the right to terminate pursuant to this Section 7.3(c) until it (i) shall have delivered to First Avenue written notice at least four business days prior to such termination of FiberTower’s intention to terminate pursuant to this Section 7.3(c), which notice shall state the most recent terms and conditions of the FiberTower Superior Proposal, the identity of the Person or group making the FiberTower Superior Proposal, a copy of the definitive agreement proposed to be entered into in connection with the FiberTower Superior Proposal; and (ii) shall have provided First Avenue with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement and negotiate in good faith with respect thereto during such four-business day period, so that such proposal no longer constitutes a FiberTower Superior Proposal (which shall be considered by the FiberTower Board in good faith, after consultation with nationally recognized outside legal counsel, which may be its current outside legal counsel), in which case FiberTower shall no longer have the right to terminate under this Section 7.3(c) with respect to such proposal; provided that, prior to such termination, FiberTower shall have paid the fee and reimbursed the expenses as required by Section 7.5 by wire transfer in same day funds to an account designated by First Avenue.

SECTION 7.4   TERMINATION BY FIRST AVENUE. At any time prior to the Effective Time, this Agreement may be terminated by First Avenue, by action of its Board of Directors, if:

(a)           (i) there has been a breach by FiberTower of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of FiberTower shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by First Avenue to FiberTower; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to First Avenue if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in 0 shall not be satisfied;

(b)           the Board of Directors of FiberTower shall have withdrawn, modified, withheld or changed, in a manner adverse to First Avenue, the Board’s approval or recommendation of this Agreement or the Merger, or recommended a FiberTower Superior Proposal, or resolved to do any of the foregoing; or

(c)           regardless of whether the First Avenue Requisite Vote shall have already been obtained, at any time prior to the date that is 20 days after the date on which First Avenue mails the First Avenue Information Statement to its stockholders, the Board of Directors of First Avenue shall have withdrawn the Board’s approval or recommendation of this Agreement and the issuance of First Avenue Common Shares hereunder and recommended and declared advisable a First Avenue Superior Proposal, or resolved to do the foregoing, after the Board shall have determined in good faith after consultation with its outside legal counsel that the failure to so withdraw its recommendation and recommend such First Avenue Superior Proposal would be reasonably likely to result in a breach of its fiduciary obligations under applicable law; provided, however, that First Avenue shall not have the right to terminate pursuant to this Section 7.4(c) until it (i) shall have delivered to FiberTower written notice at least four business days prior to such termination of First Avenue’s intention to terminate pursuant to this Section 7.4(c), which notice shall state the most recent terms and conditions of the First Avenue Superior Proposal, the identity of the Person or group making the First Avenue Superior Proposal, a copy of the definitive agreement proposed to be entered into in connection with the First Avenue Superior Proposal; and (ii) shall have provided FiberTower with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement and negotiate in good faith with respect thereto during such four-business day period, so that such proposal no longer constitutes a First Avenue Superior Proposal (which shall be considered by the First Avenue Board in good faith, after consultation with nationally recognized outside legal counsel, which may be its current outside legal counsel), in which case First Avenue shall no longer have the right to terminate under this Section 7.4(c) with respect to such proposal; provided that, prior to such termination, First Avenue shall have paid the fee and reimbursed the expenses as required by Section 7.5 by wire transfer in same day funds to an account designated by FiberTower.

SECTION 7.5   EFFECT OF TERMINATION.

(a)           If this Agreement is terminated:

(i)            by FiberTower pursuant to Section 7.3(c); or

(ii)           by First Avenue pursuant to Section 7.4(b);

then FiberTower shall pay to First Avenue the Termination Amount (as defined below) and, in addition, reimburse First Avenue for all expenses incurred by First Avenue in connection with this Agreement up to the Reimbursement Maximum Amount (as defined below) prior to or upon termination of this Agreement. All payments under this Section 7.5(a) shall be made in cash by wire transfer to an account designated by First Avenue at the time of such termination. The term “Termination Amount” shall mean $20,000,000. The term “Reimbursement Maximum Amount” shall mean $500,000. FiberTower acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, First Avenue would not enter into this Agreement; accordingly, if FiberTower fails promptly to pay any amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, First Avenue commences a suit which results in a judgment against FiberTower for the payment set forth in this Section 7.5(a), FiberTower shall pay to First Avenue its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Amount and other amounts to be reimbursed to First Avenue under this Section 7.5(a) from the date payment was required to be made until the date of such payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(a), it shall not be a defense to FiberTower’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

(b)           If this Agreement is terminated:

(i)            by FiberTower pursuant to Section 7.3(b); or

(ii)           by First Avenue pursuant to Section 7.4(c);

then First Avenue shall pay to FiberTower the Termination Amount and, in addition, reimburse FiberTower for all expenses incurred by FiberTower in connection with this Agreement up to the Reimbursement Maximum Amount prior to or upon termination of this Agreement. All payments under this Section 7.5(b) shall be made in cash by wire transfer to an account designated by FiberTower at the time of such termination. First Avenue acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FiberTower would not enter into this Agreement; accordingly, if First Avenue fails promptly to pay any amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, FiberTower commences a suit which results in a judgment against First Avenue for the payment set forth in this Section 7.5(b), First Avenue shall pay to FiberTower its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Amount and other amounts to be reimbursed to FiberTower under this Section 7.5(b) from the date payment was required to be made until the date of such payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(b), it shall not be a defense to First Avenue’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE 8
GENERAL PROVISIONS

SECTION 8.1   SURVIVAL.

(a)           In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 7.5 and Section 5.11 and except for the provisions of this Section 8.1, Section 8.3, Section 8.4, Section 8.6, Section 8.8, Section 8.9, Section 8.11, Section 8.12 and Section 8.13 and the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and, subject to Section 8.12, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved.

(b)           None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger; provided, however, that Article 2, this Article 8 and the agreements contained in Section 5.9 through Section 5.15 shall survive the consummation of the Merger, unless otherwise expressly provided herein.

SECTION 8.2   NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service),

hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)           if to First Avenue or Merger Sub:

First Avenue Networks, Inc.
7925 Jones Branch Drive, Suite 3300
McLean, Virginia  22102
Facsimile:  (917) 591-4212
Attn:       Thomas A. Scott

with a copy to (which shall not constitute notice):

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Facsimile:  (713) 220-4285
Attn:       W. Mark Young

(b)           if to FiberTower:

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, California  94107
Facsimile:  (415) 659-0007
Attn:       Scott Brady

with a copy to (which shall not constitute notice):

Fenwick & West LLP
801 California Street
Mountain View, California  94041
Facsimile:  (650) 938-5200
Attn:       William R. Schreiber

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

SECTION 8.3   ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of Article 2 and as provided in Section 5.12, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.4   ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the FiberTower Disclosure Letter, the First Avenue Disclosure Letter and any other documents contemplated hereby or thereby constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF FIRST AVENUE, MERGER SUB OR FIBERTOWER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

SECTION 8.5   AMENDMENTS. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of FiberTower and First Avenue, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.6   GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF FIBERTOWER, MERGER SUB AND FIRST AVENUE HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN WILMINGTON, DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 8.7   COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

SECTION 8.8   HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 8.9   INTERPRETATION. In this Agreement:

(a)           Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b)           The words “include”, “includes” and “including” are not limiting.

(c)           The phrase “to the knowledge of” and similar phrases relating to knowledge of FiberTower or First Avenue, as the case may be, shall mean (i) with respect to FiberTower, the actual knowledge of Scott Brady, Ben Suppe, Harpinder Singh Madan or Bernard Koh, or facts that any of such individuals should have known after inquiry of other individuals employed by or retained by FiberTower who have primary responsibility over the matter in question, (ii) with respect to First Avenue or its Subsidiaries, the actual knowledge of Michael K. Gallagher, Thomas A. Scott, Alessandra Daigneult or Joseph Sandri, or facts that any of such individuals should have known after inquiry of other individuals employed by or retained by First Avenue who have primary responsibility over the matter in question.

(d)           “Material Adverse Effect” shall mean any change, event or effect that individually or together with other changes, events or effects is materially adverse to (a) the business, assets and liabilities (taken together), results of operations, financial condition or prospects of a party and its Subsidiaries on a consolidated basis or (b) the ability of the party to consummate the Merger or the other transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article 6, except to the extent (in the case of clause (a) above) that such change, event or effect results from (i) general economic, regulatory or political conditions or changes therein in the United States, including, without limitation, any acts of terrorism or any outbreak of hostilities or war, (ii) changes in, or events or conditions affecting, the telecommunications industry generally, (iii) changes in the market price of First Avenue Common Shares (provided that the exception in this clause (iii) shall not render any change, event or effect that would otherwise constitute a Material Adverse Effect under this paragraph (d) not to constitute a Material Adverse Effect), or (iv) the announcement or pendency of the Merger, or changes or effects resulting from the taking of any action required to comply with the express terms of this Agreement; provided that such changes, events or effects described in clauses (i) and (ii) do not affect such party in a disproportionate manner relative to other companies in the telecommunications industry. “FiberTower Material Adverse Effect” and “First Avenue Material Adverse Effect” mean a Material Adverse Effect with respect to FiberTower and First Avenue, respectively.

(e)           “Person” or “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

(f)            “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

(g)           “Tax” (including, with correlative meaning, “Taxes” and “Taxable”) means (i)(A) any net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to or on real property and water and sewer rents relating thereto), together with (B) any interest and any penalty, addition to tax or additional amount imposed by any governmental body (domestic or foreign) (a “Tax Authority”) responsible for the imposition of any such tax; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to the Closing Date; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person.

(h)           “Tax Audit” has the meaning set forth in Section 3.10(e) of this Agreement.

(i)            “Tax Deficiency” has the meaning set forth in Section 3.10(h) of this Agreement.

(j)            “Tax Return” means any report, return or other information (including any attached schedules or any amendments to such report, return, document, declaration or any other information) required to be supplied to or filed with any taxing authority or jurisdiction (foreign or domestic) with respect to any Tax, including an information return or any document with respect to or accompanying payments.

SECTION 8.10   WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

SECTION 8.11   SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 8.12   ENFORCEMENT OF AGREEMENT; LIMITATION ON DAMAGES. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

SECTION 8.13   OBLIGATION OF MERGER SUB. Whenever this Agreement requires Merger Sub (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of First Avenue to cause Merger Sub to take such action and a guarantee of the performance thereof.

SECTION 8.14   EXTENSION; WAIVER. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

FIRST AVENUE NETWORKS, INC.

By:	/s/ Thomas A. Scott
Name:	Thomas A. Scott
Title:	Chief Financial Officer

MARLIN ACQUISITION CORPORATION

By:	/s/ Thomas A. Scott
Name:	Thomas A. Scott
Title:	Chief Financial Officer

FIBERTOWER CORPORATION

By:	/s/ Scott Brady
Name:	Scott Brady
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

FIBERTOWER NETWORK SERVICES CORP.

FiberTower Network Services Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.        The name of the Corporation is FiberTower Network Services Corp. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 19, 2000, under the name of PROJECT SHED INC.

2.        Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3.        The text of the original Certificate of Incorporation and any amendment and restatement thereto is hereby amended and restated to read in its entirety as follows:

         FIRST:                 The name of the corporation is FiberTower Network Services Corp.

         SECOND:            The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD:                The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:            The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value $.001 per share.

         FIFTH:                 The Board of Directors is authorized to adopt, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

         SIXTH:                The number of directors of the corporation shall be as provided in the bylaws of the corporation, as the same may be amended from time to time.

         SEVENTH:       A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

         EIGHTH:           The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article EIGHTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be a officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

IN WITNESS WHEREOF, FiberTower Network Services Corp. has caused this Amended and Restated Certificate of Incorporation to be executed by its [___________________] this [   ] day of [        ], 2006.

FIBERTOWER NETWORK SERVICES CORP.

By:

Name:

Title:

EXHIBIT B

FORM OF FIBERTOWER HOLDER’S SUPPORT AGREEMENT

[Please see Exhibit 99.1 of the Registrant’s
Current Report on Form 8-K filed May 18, 2006]

B-1

EXHIBIT C

FORM OF FIBERTOWER HOLDER’S LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

May 14, 2006

First Avenue Networks, Inc.
7925 Jones Branch Drive, Suite 3300
McLean, Virginia 22102

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of May 14, 2006 (the “Merger Agreement”), by and among First Avenue Networks, Inc., a Delaware corporation (“First Avenue”), Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly-owned subsidiary of First Avenue (“Merger Sub”), and FiberTower Corporation, a Delaware corporation (“FiberTower”), which provides for, among other things, (i) the merger of Merger Sub with and into FiberTower, with FiberTower continuing as the surviving corporation (the “Merger”) and (ii) the conversion of all issued and outstanding shares of capital stock of FiberTower into the right to receive shares of common stock, par value $0.001 per share, of First Avenue (the “First Avenue Common Shares”) and cash payment in lieu of fractional shares. Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

The undersigned understands that the execution of this lock-up agreement (this “Lock-Up Agreement”) is a condition to the closing of the transactions contemplated by the Merger Agreement (the “Closing”). The undersigned further understands that as a condition to the willingness of First Avenue and FiberTower to enter into the Merger Agreement, First Avenue and FiberTower have requested that the undersigned agree to be bound and the undersigned hereby agrees to be bound, effective as of the Effective Time, by the terms as follows:

1.           Without prior written consent and waiver, the undersigned will not, during the period commencing on the date of the Closing (the “Closing Date”) and ending on the earlier of (i) the first anniversary of the Closing Date and (ii) the closing of a debt or equity financing with proceeds to First Avenue of at least $100,000,000 and the expiration of the duration of any lock-up requested by the underwriters, placement agents or investors in such financing (the “Lock-Up Period”), for each three month period beginning on the Closing and on each of the three, six and nine month anniversaries of the Closing (each, a “Quarterly Period”) (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, an aggregate number of First Avenue Common Shares or any securities convertible into or exercisable or exchangeable for First Avenue Common Shares held by the undersigned as a result of the Merger that exceed the average weekly trading volume of First Avenue Common Shares for the four calendar weeks preceding the commencement of a Quarterly Period (the “Sale Volume Restriction”), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of First Avenue Common Shares held by the undersigned as a result of the Merger that exceed the Sale Volume Restriction, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of First Avenue Common Shares or such other securities, in cash or otherwise.

2.           The undersigned may transfer his/her/its First Avenue Common Shares during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned, or (iii) to an Affiliate of the undersigned; provided, in each case, that any such transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer. For purposes of this Lock-up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

3.           Notwithstanding Paragraphs 1 and 2, without prior written consent and waiver, the undersigned may not transfer any First Avenue Common Shares during the Lock-Up Period on any day when the trading price of First Avenue Common Shares is less than $6.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares).

4.           Notwithstanding Paragraphs 1 and 2, the Sale Volume Restriction shall not apply:

(i)           to private sales of First Avenue Common Shares not effected through The Nasdaq National Market, any stock exchange or other securities market by the undersigned; provided, that, the private purchaser agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such private sale, with such restriction to the volume of sales by such private purchaser being equal to the Sale Volume Restriction multiplied by the percentage of the total First Avenue Common Shares held by the undersigned immediately prior to such sale that are sold by the undersigned to the private purchaser in the private sale, and the restriction to the volume of sales by the undersigned shall be reduced by such amount;

(ii)          at any time during a trading day when the trading price of the First Avenue Common Shares exceeds $12.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares); provided, however, that in the event the trading price per First Avenue Common Share subsequently decreases below $12.00 per share (as so adjusted), all shares sold above $12.00 per share (as so adjusted) in that Quarterly Period shall be included in calculating the number of additional First Avenue Common Shares, if any, that may be sold pursuant to Paragraph 1 in such Quarterly Period; and

(iii)         to 18.5% of the First Avenue Common Shares (calculated pursuant to Section 5 below) held by the undersigned as of the Closing Date sold in transactions made during the last 90 days prior to the first anniversary of the Closing Date.

5.           For purposes of this Lock-Up Agreement, First Avenue Common Shares held by the undersigned as a result of the Merger shall consist of (i) all shares of First Avenue Common Shares issued to the undersigned in connection with the Merger, if any, (ii) all shares of First Avenue Common Shares issuable upon conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for First Avenue Common Shares held by or issued to the undersigned as a result of the Merger, if any, and (iii) all First Avenue Common Shares held by the undersigned immediately prior to the Effective Time.

6.           The undersigned agrees and consents to the entry of stop-transfer instructions with First Avenue’s transfer agent and registrar against the transfer of the undersigned’s First Avenue Common Shares except in compliance with the foregoing restrictions.

7.             First Avenue and FiberTower hereby agree that no consent or waiver shall be granted with respect to the transfer of any securities that are subject to any lock-up in connection with the Merger unless the undersigned is: (i) provided with reasonable notice of such consent or waiver, and (ii) entitled to transfer a corresponding percentage of Restricted Shares (or any securities issuable upon conversion, exercise or exchange of such securities) granted to the recipient of such waiver or consent.

8.             Any notice or other communication required or permitted to be delivered under this Lock-Up Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

If to First Avenue:

First Avenue Networks, Inc.
7925 Jones Branch Drive, Suite 3300
McLean, Virginia 22102
Facsimile:  (917) 591-4212
Attn:  Thomas A. Scott

(a)                           If to FiberTower:

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, California 94107
Facsimile:  (415) 659-0007
Attn:  Scott Brady

If to the undersigned:

At the address or facsimile number set forth below the undersigned’s signature on the signature page hereof.

9.             The parties hereto acknowledge that First Avenue and FiberTower will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to First Avenue or FiberTower upon any such violation of this Lock-Up Agreement, First Avenue and FiberTower shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to First Avenue and FiberTower at law or in equity, and the undersigned hereby waives any and all defenses that could exist in his/her/its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

10.           In the event that any action, suit or other proceeding is instituted concerning or arising out of this Lock-Up Agreement or any transaction contemplated hereunder for a violation of this Lock-Up Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

11.           This Lock-Up Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflict between this Lock-Up Agreement and the Merger Agreement, the terms of this Lock-Up Agreement shall control.

12.           This Lock-Up Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

13.           The provisions of this Lock-Up Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

14.           This Lock-Up Agreement shall not be modified or amended, or any right waived or any obligations excused except by a written agreement signed by all parties.

15.           If one or more provisions of this Lock-Up Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Lock-Up Agreement and the remainder of this Lock-Up Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

16.           This Lock-Up Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Lock-Up Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned executes this Lock-Up Agreement as of the date first above written.

Very truly yours,

By:
Name:
Title:

Address:

Facsimile:

ACKNOWLEDGED AND AGREED TO BY:

FIRST AVENUE NETWORKS, INC.

By:
Name:
Title:

FIBERTOWER CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

LIST OF HOLDERS

Crown Castle Investment Corp.

American Towers, Inc.

Oak Investment Partners X, L.P.

Oak Investment Partners X Affiliates Fund, L.P.

The Raptor Global Portfolio Ltd.

The Tudor BVI Global Portfolio Ltd.

The Altar Rock Fund L.P.

Tudor Proprietary Trading, L.L.C.

Goldman, Sachs & Co.

Meritech Capital Partners II, L.P.

Meritech Capital Affiliates II, L.P.

MCP Entrepreneur Partners II, L.P.

[Form of Lock-Up Agreement for Goldman, Sachs & Co.]
LOCK-UP AGREEMENT

May 14, 2006

First Avenue Networks, Inc.
7925 Jones Branch Drive, Suite 3300
McLean, Virginia 22102

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of May 14, 2006 (the “Merger Agreement”), by and among First Avenue Networks, Inc., a Delaware corporation (“First Avenue”), Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly-owned subsidiary of First Avenue (“Merger Sub”), and FiberTower Corporation, a Delaware corporation (“FiberTower”), which provides for, among other things, (i) the merger of Merger Sub with and into FiberTower, with FiberTower continuing as the surviving corporation (the “Merger”) and (ii) the conversion of all issued and outstanding shares of capital stock of FiberTower into the right to receive shares of common stock, par value $0.001 per share, of First Avenue (the “First Avenue Common Shares”) and cash payment in lieu of fractional shares. Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

The undersigned understands that the execution of this lock-up agreement (this “Lock-Up Agreement”) is a condition to the closing of the transactions contemplated by the Merger Agreement (the “Closing”). The undersigned further understands that as a condition to the willingness of First Avenue and FiberTower to enter into the Merger Agreement, First Avenue and FiberTower have requested that the undersigned agree to be bound and the undersigned hereby agrees to be bound, effective as of the Effective Time, by the terms as follows:

1.           Without prior written consent and waiver, the undersigned will not, during the period commencing on the date of the Closing (the “Closing Date”) and ending on the earlier of (i) the first anniversary of the Closing Date and (ii) the closing of a debt or equity financing with proceeds to First Avenue of at least $100,000,000 and the expiration of the duration of any lock-up requested by the underwriters, placement agents or investors in such financing (the “Lock-Up Period”), for each three month period beginning on the Closing and on each of the three, six and nine month anniversaries of the Closing (each, a “Quarterly Period”) (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, an aggregate number of Restricted Shares (as such term is defined in Section 5 below) or any securities convertible into or exercisable or exchangeable for Restricted Shares held by the undersigned as a result of the Merger that exceed the average weekly trading volume of First Avenue Common Shares for the four calendar weeks preceding the commencement of a Quarterly Period (the “Sale Volume Restriction”), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Restricted Shares held by the undersigned as a result of the Merger that exceed the Sale Volume Restriction, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Restricted Shares or such other securities, in cash or otherwise.

2.           The undersigned may transfer his/her/its Restricted Shares during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned, or (iii) to an Affiliate of the undersigned; provided, in each case, that any such transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer. For purposes of this Lock-up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

3.           Notwithstanding Paragraphs 1 and 2, without prior written consent and waiver, the undersigned may not transfer any Restricted Shares during the Lock-Up Period on any day when the trading price of First Avenue Common Shares is less than $6.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares).

4.           Notwithstanding Paragraphs 1 and 2, the Sale Volume Restriction shall not apply:

(i)           to sales of First Avenue Common Shares that are not also Restricted Shares;

(ii)           to private sales of Restricted Shares not effected through The Nasdaq National Market, any stock exchange or other securities market by the undersigned; provided, that, the private purchaser agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such private sale, with such restriction to the volume of sales by such private purchaser being equal to the Sale Volume Restriction multiplied by the percentage of the total Restricted Shares held by the undersigned immediately prior to such sale that are sold by the undersigned to the private purchaser in the private sale, and the restriction to the volume of sales by the undersigned shall be reduced by such amount;

(ii)          at any time during a trading day when the trading price of the First Avenue Common Shares exceeds $12.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares); provided, however, that in the event the trading price per First Avenue Common Share subsequently decreases below $12.00 per share (as so adjusted), all shares sold above $12.00 per share (as so adjusted) in that Quarterly Period shall be included in calculating the number of additional Restricted Shares, if any, that may be sold pursuant to Paragraph 1 in such Quarterly Period; and

(iii)         to 18.5% of the Restricted Shares (calculated pursuant to Section 5 below) held by the undersigned as of the Closing Date sold in transactions made during the last 90 days prior to the first anniversary of the Closing Date.

5.           For purposes of this Lock-Up Agreement, “Restricted Shares” held by the undersigned as a result of the Merger shall consist of (i) all shares of First Avenue Common Shares issued to the undersigned in exchange for shares of FiberTower in connection with the Merger, if any and (ii) all shares of First Avenue Common Shares issuable upon conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for First Avenue Common Shares held by or issued to the undersigned in exchange for shares of FiberTower as a result of the Merger, if any, it being understood that Restricted Shares shall not include any First Avenue Common Shares held by any other trading desk within Goldman, Sachs & Co. (“Goldman Sachs”).

6.           The undersigned agrees and consents to the entry of stop-transfer instructions with First Avenue’s transfer agent and registrar against the transfer of the undersigned’s Restricted Shares except in compliance with the foregoing restrictions.

7.             Subject to the restrictions contained in Section 1 herein on the Restricted Shares held by the undersigned as a result of the Merger but notwithstanding anything else to the contrary herein, neither Goldman Sachs nor any affiliate thereof shall be restricted in any way from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, financing, asset management, trading, market making, arbitrage and other similar activities with respect to any other First Avenue Common Shares or any other securities conducted in the ordinary course of Goldman Sachs or its affiliates’ business.

8.             First Avenue and FiberTower hereby agree that no consent or waiver shall be granted with respect to the transfer of any securities that are subject to any lock-up in connection with the Merger unless the undersigned is: (i) provided with reasonable notice of such consent or waiver, and (ii) entitled to transfer a corresponding percentage of Restricted Shares (or any securities issuable upon conversion, exercise or exchange of such securities) granted to the recipient of such waiver or consent.

9.             Any notice or other communication required or permitted to be delivered under this Lock-Up Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

If to First Avenue:

First Avenue Networks, Inc.

7925 Jones Branch Drive, Suite 3300

McLean, Virginia 22102

Facsimile:  (917) 591-4212

Attn:       Thomas A. Scott

(b)                           If to FiberTower:

                                       FiberTower Corporation

                                       185 Berry Street, Suite 4800

                                       San Francisco, California 94107

                                       Facsimile:  (415) 659-0007

                                       Attn:       Scott Brady

If to the undersigned:

At the address or facsimile number set forth below the undersigned’s signature on the signature page hereof.

10.           The parties hereto acknowledge that First Avenue and FiberTower will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to First Avenue or FiberTower upon any such violation of this Lock-Up Agreement, First Avenue and FiberTower shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to First Avenue and FiberTower at law or in equity, and the undersigned hereby waives any and all defenses that could exist in his/her/its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

11.           In the event that any action, suit or other proceeding is instituted concerning or arising out of this Lock-Up Agreement or any transaction contemplated hereunder for a violation of this Lock-Up Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

12.           This Lock-Up Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflict between this Lock-Up Agreement and the Merger Agreement, the terms of this Lock-Up Agreement shall control.

13.           This Lock-Up Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

14.           The provisions of this Lock-Up Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

15.           This Lock-Up Agreement shall not be modified or amended, or any right waived or any obligations excused except by a written agreement signed by all parties.

16.           If one or more provisions of this Lock-Up Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Lock-Up Agreement and the remainder of this Lock-Up Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

17.           This Lock-Up Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Lock-Up Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned executes this Lock-Up Agreement as of the date first above written.

Very truly yours,

By:
Name:
Title:

Address:

Facsimile:

ACKNOWLEDGED AND AGREED TO BY:

FIRST AVENUE NETWORKS, INC.

By:
Name:
Title:

FIBERTOWER CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

EXHIBIT D

FORM OF FIRST AVENUE HOLDER’S SUPPORT AGREEMENT

[Please see Exhibit 99.2 of the Registrant’s
Current Report on Form 8-K filed May 18, 2006]

D-1

EXHIBIT E

FORM OF FIRST AVENUE HOLDER’S LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

May     , 2006

First Avenue Networks, Inc.

7925 Jones Branch Drive, Suite 3300

McLean, Virginia 22102

FiberTower Corporation

185 Berry Street, Suite 4800

San Francisco, CA 94107

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of May 14, 2006 (the “Merger Agreement”), by and among First Avenue Networks, Inc., a Delaware corporation (“First Avenue”), Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly-owned subsidiary of First Avenue (“Merger Sub”), and FiberTower Corporation, a Delaware corporation (“FiberTower”), which provides for, among other things, (i) the merger of Merger Sub with and into FiberTower, with FiberTower continuing as the surviving corporation (the “Merger”) and (ii) the conversion of all issued and outstanding shares of capital stock of FiberTower into the right to receive shares of common stock, par value $0.001 per share, of First Avenue (the “First Avenue Common Shares”) and cash payment in lieu of fractional shares. Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

The undersigned understands that the execution of this lock-up agreement (this “Lock-Up Agreement”) is a condition to the closing of the transactions contemplated by the Merger Agreement (the “Closing”). The undersigned further understands that as a condition to the willingness of First Avenue and FiberTower to enter into the Merger Agreement, First Avenue and FiberTower have requested that the undersigned agree to be bound and the undersigned hereby agrees to be bound, effective as of the Effective Time, by the terms as follows:

1.           Without prior written consent and waiver, the undersigned will not, during the period commencing on the date of the Closing (the “Closing Date”) and ending on the earlier of (i) the first anniversary of the Closing Date and (ii) the closing of a debt or equity financing with proceeds to First Avenue of at least $100,000,000 and the expiration of the duration of any lock-up requested by the underwriters, placement agents or investors in such financing (the “Lock-Up Period”), for each three month period beginning on the Closing and on each of the three, six and nine month anniversaries of the Closing (each, a “Quarterly Period”) (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, an aggregate number of First Avenue Common Shares or any securities convertible into or exercisable or exchangeable for First Avenue Common Shares held by the undersigned as a result of the Merger that exceed [___] times [to be determined based upon the respective fully diluted share holdings in First Avenue as of the Closing Date of the holders listed on Schedule 4.25 of the First Avenue Disclosure Letter dated as of the date of the Merger Agreement, so that each such holder is allocated its pro rata portion of 3 times the average weekly trading volume] the averag e weekly trading volume of First Avenue Common Shares for the four calendar weeks preceding the commencement of a Quarterly Period (the “Sale Volume Restriction”), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of First Avenue Common Shares held by the undersigned as a result of the Merger that exceed the Sale Volume Restriction, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of First Avenue Common Shares or such other securities, in cash or otherwise.

2.           The undersigned may transfer his/her/its First Avenue Common Shares during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned, or (iii) to an Affiliate of the undersigned; provided, in each case, that any such transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer. For purposes of this Lock-up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

3.           Notwithstanding Paragraphs 1 and 2, without prior written consent and waiver, the undersigned may not transfer any First Avenue Common Shares during the Lock-Up Period on any day when the trading price of First Avenue Common Shares is less than $6.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares).

4.           Notwithstanding Paragraphs 1 and 2, the Sale Volume Restriction shall not apply:

(i)           to private sales of First Avenue Common Shares not effected through The Nasdaq National Market, any stock exchange or other securities market by the undersigned; provided, that, the private purchaser agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such private sale, with such restriction to the volume of sales by such private purchaser being equal to the Sale Volume Restriction multiplied by the percentage of the total First Avenue Common Shares held by the undersigned immediately prior to such sale that are sold by the undersigned to the private purchaser in the private sale, and the restriction to the volume of sales by the undersigned shall be reduced by such amount;

(ii)          at any time during a trading day when the trading price of the First Avenue Common Shares exceeds $12.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares); provided, however, that in the event the trading price per First Avenue Common Share subsequently decreases below $12.00 (as so adjusted) per share, all shares sold above $12.00 per share (as so adjusted) in that Quarterly Period shall be included in calculating the number of additional First Avenue Common Shares, if any, that may be sold pursuant to Paragraph 1 in such Quarterly Period; and

(iii)         to 18.5% of the First Avenue Common Shares (calculated pursuant to Section 5 below) held by the undersigned as of the Closing Date sold in transactions made during the last 90 days prior to the first anniversary of the Closing Date.

5.    For purposes of this Lock-Up Agreement, First Avenue Common Shares held by the undersigned as a result of the Merger shall consist of (i) all First Avenue Common Shares held by the undersigned and (ii) all shares of First Avenue Common Shares issuable upon conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for First Avenue Common Shares held by or issued to the undersigned immediately prior to the Effective Time with respect to which the undersigned has dispositive control.

6.    The undersigned agrees and consents to the entry of stop-transfer instructions with First Avenue’s transfer agent and registrar against the transfer of the undersigned’s First Avenue Common Shares except in compliance with the foregoing restrictions.

7.    First Avenue and FiberTower hereby agree that no consent or waiver shall be granted with respect to the transfer of any securities that are subject to any lock-up in connection with the Merger unless the undersigned is: (i) provided with reasonable notice of such consent or waiver, and (ii) entitled to transfer a corresponding percentage of First Avenue Common Shares held by the undersigned as a result of the Merger (or any securities issuable upon conversion, exercise or exchange of such securities) granted to the recipient of such waiver or consent.

8.    Any notice or other communication required or permitted to be delivered under this Lock-Up Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

If to First Avenue:

First Avenue Networks, Inc.

7925 Jones Branch Drive, Suite 3300

McLean, Virginia 22102

Facsimile:  (917) 591-4212

Attn:  Thomas A. Scott

If to FiberTower:

                                       FiberTower Corporation

                                       185 Berry Street, Suite 4800

                                       San Francisco, California 94107

                                       Facsimile:  (415) 659-0007

                                       Attn:  Scott Brady

If to the undersigned:

At the address or facsimile number set forth below the undersigned’s signature on the signature page hereof.

9.             The parties hereto acknowledge that First Avenue and FiberTower will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to First Avenue or FiberTower upon any such violation of this Lock-Up Agreement, First Avenue and FiberTower shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to First Avenue and FiberTower at law or in equity, and the undersigned hereby waives any and all defenses that could exist in his/her/its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

10.           In the event that any action, suit or other proceeding is instituted concerning or arising out of this Lock-Up Agreement or any transaction contemplated hereunder for a violation of this Lock-Up Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

11.           This Lock-Up Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflict between this Lock-Up Agreement and the Merger Agreement, the terms of this Lock-Up Agreement shall control.

12.           This Lock-Up Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

13.           The provisions of this Lock-Up Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

14.           This Lock-Up Agreement shall not be modified or amended, or any right waived or any obligations excused except by a written agreement signed by all parties.

15.           If one or more provisions of this Lock-Up Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Lock-Up Agreement and the remainder of this Lock-Up Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

16.           This Lock-Up Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Lock-Up Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

[Remainder of Page Intentionally Left Blank]

LIST OF HOLDERS

Aspen Partners, Series A, a series of Aspen Capital Partners, LP

Aspen Capital LLC

Aspen Advisors LLC

Peninsula Capital Partners

Quaker Capital Partners I, L.P.

Quaker Capital Partners II, L.P.

EXHIBIT F

FORM OF FIBERTOWER AFFILIATE’S LETTER

This AFFILIATE AGREEMENT, dated as of _________, 2006 (this “Agreement”) is among FIRST AVENUE NETWORKS, INC., a Delaware corporation (“First Avenue”), and the undersigned stockholder (“Affiliate”) of FIBERTOWER CORPORATION, a Delaware corporation (“FiberTower”). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

RECITALS

A.            First Avenue, Marlin Acquisition Corporation, a Delaware corporation and a wholly-owned, direct subsidiary of First Avenue (“Merger Sub”), and FiberTower have entered into an Agreement and Plan of Merger, dated as of May 14, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into FiberTower, with FiberTower surviving the Merger.

B.            Pursuant to the Merger Agreement, at the Effective Time, all issued and outstanding FiberTower Common Shares will be converted into First Avenue Common Shares;

C.            The execution and delivery of this Agreement by Affiliate is a material inducement to First Avenue to enter into the Merger Agreement; and

D.            Affiliate has been advised that Affiliate may be deemed to be an “affiliate” of FiberTower, as such term is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

NOW, THEREFORE, intending to be legally bound, in the event that Affiliate is deemed by First Avenue to be an “affiliate” of FiberTower, as such term is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Commission under the Act, the parties agree as follows:

1.             Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants made by Affiliate set forth in this Agreement will be relied upon by First Avenue, FiberTower, and their respective affiliates and counsel, and that substantial losses and damages may be incurred by such persons if Affiliate’s representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Affiliate has deemed appropriate in connection with the execution of this Agreement.

2.             Compliance with Rule 145 and the Act.

(a)  Affiliate has been advised that (i) the issuance of shares of First Avenue Common Shares in connection with the Merger is expected to be effected in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act, pursuant to a permit issued by the California Corporations Commissioner under Section

25142 of the California Corporate Securities Laws of 1968, as amended, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Affiliate may be deemed to be an affiliate of FiberTower. Affiliate accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of First Avenue Common Shares issued to Affiliate pursuant to the Merger Agreement, unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, as evidenced by a broker’s letter and a representation letter executed by Affiliate (which shall be in form and content reasonably satisfactory to First Avenue) stating that such requirements have been met, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, (iii) Affiliate delivers to First Avenue a written opinion of counsel, in form and substance reasonably acceptable to First Avenue to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act, or (iv) the staff of the Commission shall have rendered written advice to Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to such sale, transfer or other disposition.

(b)  First Avenue will give stop transfer instructions to its transfer agent with respect to any First Avenue Common Shares received by Affiliate pursuant to the Merger Agreement and there will be placed on the certificates representing such First Avenue Common Shares, or any substitutions therefor, legends stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN A MANNER IN CONFORMITY WITH, AND AFTER RECEIPT OF, A ‘NO ACTION’ LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and First Avenue shall so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Act or if Affiliate delivers to First Avenue (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (ii) an opinion of counsel, in form and substance reasonably acceptable to First Avenue to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145, or (iii) a copy of a “No Action” Letter to Affiliate from the staff of the Commission and all other related communications with the Commission.

3.             Filing of SEC Reports. From and after the Effective Time and as long as is necessary in order to permit Affiliate to sell First Avenue Common Shares held by Stockholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, First Avenue will use commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, and shall otherwise make available adequate public information regarding First Avenue in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act.

4.             Miscellaneous.

(a)  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

(b)  This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term “successors and assigns” means, where the context permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

(c)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN WILMINGTON, DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREE NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH DELAWARE COURTS), WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREE NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)  If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

(e)  The parties hereto acknowledge that First Avenue will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to First Avenue upon any such violation of this Agreement, First Avenue shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to First Avenue at law or in equity, and Affiliate hereby waives any and all defenses that could exist in his or her favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(f)   In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder for a violation of this Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

(g)  Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

If to First Avenue:

First Avenue Networks, Inc.
7925 Jones Branch Drive, Suite 3300
McLean, Virginia  22102
Facsimile : (917) 591-4212
Attn:  Thomas A. Scott

If to Affiliate:

At the address or facsimile number set forth below Affiliate’s signature on the signature page hereof.

(h)  Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

(i)   This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

(j)   Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

FIRST AVENUE NETWORKS, INC.

By:
Name:
Title:

AFFILIATE

Name:

Number of Shares Owned:

Number of Shares Issuable upon
Exercise of Stock Options:

Address:

Facsimile:

EXHIBIT G

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of May __, 2006 by and between First Avenue Networks, Inc., a Delaware corporation (“First Avenue”), and the individuals and entities listed on Exhibit A attached hereto who execute one or more counterpart signature pages to this Agreement (the “Holders”).

RECITALS

A.            This Agreement is entered into pursuant to that certain Agreement and Plan of Merger, dated as of May [___],2006 (the “Merger Agreement”), by and among First Avenue, Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly owned subsidiary of First Avenue (“Merger Sub”), and FiberTower Corporation, a Delaware corporation (“FiberTower”).

B.            The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into FiberTower in a statutory merger, with FiberTower as the surviving corporation in the merger (the “Merger”) in which all issued and outstanding shares of capital stock of FiberTower will be converted into the right to receive, and will be exchangeable for, shares of Common Stock, par value $0.001 per share, of First Avenue (the “First Avenue Common Shares”).

C.            As an inducement for the Holders to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and to enter into the FiberTower Affiliate’s Letter, First Avenue desires to grant registration rights to the Holders as contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.             Definitions and References.

Unless otherwise defined herein, the capitalized terms in this Agreement shall have the same meanings given to them in the Merger Agreement. For purposes of this Agreement, in addition to the definitions set forth elsewhere herein, the following terms shall have the following respective meanings:

“Affiliate” of a Holder shall mean a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Holder, or the spouse or children (or a trust exclusively for the benefit of a spouse and/or children) of such Holder.

“Material Disclosure Event” means, as of any date of determination, any pending or imminent event relating to First Avenue, which, in the determination of the Board of Directors of First Avenue (i) upon the advice of counsel, requires disclosure of material, non-public information relating to such event in any registration statement so that such registration statement would not be materially misleading, (ii) upon the advice of counsel, is otherwise not required to be publicly disclosed at that time (e.g., on Forms 10-K, 8-K, or 10-Q) under applicable federal or state securities laws, and (iii) if publicly disclosed at the time of such event, would have a material adverse effect on the business, financial condition or prospects of First Avenue or would materially adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization, financing or similar transaction, or negotiations with respect thereto.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing the registration statementin compliance with the Securities Act of 1933, as amended (the “1933 Act”), and the declaration or ordering of effectiveness of the registration statementby the United States Securities and Exchange Commission (the “SEC”).

“Registrable Stock” shall mean (a) the First Avenue Common Shares issued to a Holder pursuant to the Merger Agreement; and (b) any First Avenue Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such shares. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (w) the registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (x) such Registrable Stock is sold by a Holder in a transaction that is exempt from registration pursuant to Rule 144 under the 1933 Act or a transaction in which the Holder’s rights under this Agreement are not assigned, (y) such Registrable Stock may be sold under Rule 144(k) under the 1933 Act, or (z) such Registrable Stock has ceased to be outstanding. In addition, the Registrable Stock held by any Holder shall cease to be Registrable Stock on such date on which all of the Registrable Stock held by such Holder can be sold within a period of three months pursuant to Rule 144 promulgated under the 1933 Act (or any similar provision then in force).

2.             Demand Registration.

(a)                  Request for Registration.   Subject to the provisions contained in this Section 2, beginning on the day after the Closing Date, one or more Holders of more than 5% of the Registrable Stock then outstanding (each, a “Requesting Holder”) may, from time to time, request in writing (a “Demand Request”) that First Avenue effect the registration under the 1933 Act of a specified number of Registrable Stock held by the Requesting Holders, specifying the intended method of distribution thereof if other than pursuant to an underwritten offering (a “Demand Registration”); provided, however, that First Avenue will in no event be required to effect more than three (3) Demand Registrations in total; provided, further, that First Avenue will in no event be required to effect more than one (1) Demand Registration in any 12-month period; provided, further, that First Avenue will not be obligated to take any action to effect any Demand Registration within 90 days immediately following the effective date of any registration statement pertaining to an underwritten public offering of equity securities of First Avenue for its own account (except pursuant to registrations on Form S-4 or any successor form or on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan). Subject to Section 4 below, upon receipt of a Demand Request, First Avenue will cause to be included in a registration statement on an appropriate form under the 1933 Act, filed with the SEC as promptly as reasonably practicable but in any event not later than 90 days after receiving a Demand Request, such Registrable Stock as may be requested by such Requesting Holders in their Demand Request together with any other Registrable Stock of the same class as requested by Joining Holders (as defined below) joining in such request pursuant to Section 2(b) hereof. First Avenue shall use its reasonable efforts to cause any such registration statement to be declared effective by the SEC as promptly as practicable after such filing but in any event not later than 150 days following the date of the Demand Request.

(b)                  Joining Holders.   If at any time First Avenue proposes to register Registrable Stock for the account of the Requesting Holders pursuant to Section 2(a) hereof, then (i) First Avenue shall give, or cause to be given, written notice of such proposed filing to all the Holders as soon as practicable (but in no event less than 30 days before the anticipated filing date). Upon the written request of any Holder, received by First Avenue no later than the 10th Business Day after receipt by such Holder of the notice sent First Avenue (each such Holder, a “Joining Holder” and, collectively with the Requesting Holders, the “Participating Holders”), to register, on the same terms and conditions as the securities otherwise being sold pursuant to such Demand Registration, any of its Registrable Stock of the same class as the securities otherwise being sold pursuant to such Demand Registration, First Avenue will use its reasonable efforts to cause such Registrable Stock to be included in the registration statement proposed to be filed by First Avenue on the same terms and conditions as any securities of the same class included therein.

(c)                  Effective Registration.   A registration will not count as a Demand Registration unless the related registration statement has been declared effective and has remained effective until the earlier of (i) such time as all of such Registrable Securities covered thereby have been disposed of in accordance with the intended methods of disposition by the Participating Holders (but in no event for a period of more than 90 days after such registration statement becomes effective) or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the 1933 Act; it being understood that if, after it has become effective, an offering of Registrable Stock pursuant to a registration statement is terminated by any stop order, injunction, or other order of the SEC or other governmental agency or court, such registration pursuant thereto will be deemed not to have been effected and will not count as a Demand Registration for purposes of Section 2(a).

(e)                  Priority on Demand Registrations.   With respect to any offering of Registrable Stock pursuant to a Demand Registration in the form of an underwritten offering, no securities to be sold for the account of any person (including First Avenue) other than the Participating Holders exercising registration rights shall be included in a Demand Registration unless the managing underwriter advises the Requesting Holders that the inclusion of such securities will not adversely affect the price or success of the offering (an “Adverse Effect”). Furthermore, in the event that the managing underwriter advises the Requesting Holders in writing that the amount of Registrable Stock proposed to be included in such Demand Registration by the Participating Holders is sufficiently large (even after exclusion of all securities of any other person pursuant to the immediately preceding sentence) to cause an Adverse Effect, the number of Registrable Stock to be included in such Demand Registration shall be allocated among all such Participating Holders exercising registration rights therewith effected pro rata based on the ratio that the number of Registrable Stock that each such Holder requested to be included in such registration statement, as the case may be, bears to the amount represented by the total number of Registrable Stock that all Holders requested to be included in such registration statement.

3.    Piggyback Registrations.

(a)           Holder Piggyback Registration.   If First Avenue proposes to file a registration statement under the 1933 Act with respect to an offering of any equity securities for First Avenue’s own account (except pursuant to registrations on Form S-4 or any successor form or on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan) on a form that would permit registration of Registrable Stock for sale to the public under the 1933 Act, then (i) First Avenue shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 20 days before the anticipated filing date), describing in reasonable detail the proposed registration (including the number and class of securities proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such securities, any proposed managing underwriter of such securities and a good faith estimate by First Avenue of the proposed maximum offering price of such securities as such price is proposed to appear on the facing page of such registration statement), and offering such Holders the opportunity to register such number of Registrable Stock as each such Holder may request. Upon the written request of any Holder, received by First Avenue no later than 10 Business Days after receipt by such Holder of the notice sent by First Avenue, to register, on the same terms and conditions as the securities otherwise being sold pursuant to such registration, any of such Holder’s Registrable Stock of the same class as those being registered (which request shall state the intended method of disposition thereof if the securities otherwise being sold are being sold by more than one method of disposition), First Avenue will use its reasonableefforts to cause such Registrable Stock as to which registration shall have been so requested to be included in the registration statement proposed to be filed by First Avenue on the same terms and conditions as any similar securities included therein; provided, however, that, notwithstanding the foregoing, First Avenue may at any time, in its sole discretion, without the consent of any other Holder, delay or abandon the proposed offering in which any Holder had requested to participate pursuant to this Section 3(a) or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications. In such event, First Avenue shall so notify each Holder that had notified First Avenue in accordance with this Section 3(a) of its intention to participate in such offering and First Avenue shall incur no liability for its failure to complete any such offering.

(b)           Priority on Piggyback Registrations.   If the Registrable Stock requested to be included in a registration statement by any Holder pursuant to Section 3(a) hereof differ from the type of securities proposed to be registered by First Avenue and the managing underwriter for the related underwritten offering advises First Avenue in writing that due to such differences the inclusion of such Registrable Stock would cause an Adverse Effect, and First Avenue notifies such Holder in writing of such advice, then (i) the number of such Holder’s Registrable Stock to be included in the registration statement shall be reduced to an amount which, in the judgment of such managing underwriter, would eliminate such Adverse Effect or (ii) if no such reduction would, in the judgment of such managing underwriter, eliminate such Adverse Effect, then First Avenue shall have the right to exclude all such Registrable Stock from such registration statement; provided, however, that no other securities that are the same as, or similar to, the

Registrable Stock that have been requested to be included in a registration statement by any Holder pursuant to Section 3(a) hereof are included and offered for the account of any other person (other than First Avenue) in such registration statement. Any partial reduction in the number of Registrable Stock to be included in the registration statement pursuant to clause (i) of the immediately preceding sentence shall be effected pro rata based on the ratio that the number of Registrable Stock that each such Holder requested to be included in such registration statement, as the case may be, bears to the amount represented by the total number of Registrable Stock that all Holders requested to be included in such registration statement. If the Registrable Stock requested to be included in the registration statement pursuant to Section 3(a) hereof are of the same type as the securities being registered by First Avenue and the managing underwriter advises First Avenue in writing that the inclusion of such Registrable Stock would cause an Adverse Effect, and First Avenue notifies the requesting Holders in writing of such advice, then First Avenue will be obligated to only include in such registration statement that number of Registrable Stock, if any, which, in the judgment of the managing underwriter, would not have an Adverse Effect. Any partial reduction in the number of Registrable Stock to be included in a registration statement pursuant to the immediately preceding sentence shall be affected pro rata based on the ratio that the number of Registrable Stock that each such Holder requested to be included in such registration statement, as the case may be, bears to the amount represented by the total number of Registrable Stock that all Holders requested to be included in such registration statement.

Notwithstanding the foregoing in Section 3(b) hereof, if after a Demand Request by the Holders pursuant to Section 2(a) hereof, First Avenue first initiates a proposal to register securities for its own account pursuant to this Section 3, then the Demand Registration requested pursuant to Section 2(a) hereof shall be given priority.

(c)           Withdrawals.   Each Holder shall have the right to withdraw its request for inclusion of its Registrable Stock in any registration statement pursuant to this Section 3 by giving written notice to First Avenue of its request to withdraw; provided, however, that (i) such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration and (ii) such withdrawal shall be irrevocable.

(d)           Underwritten Offerings.   In connection with the exercise of any registration rights granted to Holders pursuant to this Section 3, if the registration is to be effected by means of an underwritten offering, First Avenue may condition participation in such registration by such Holders upon inclusion of the Registrable Stock being so registered in such underwriting. In addition, such Holders may request that such Registrable Stock be included in any underwritten offering of Common Stock (whether or not on a firm commitment basis).

With respect to any offering of Registrable Stock pursuant to this Section 3 in the form of an underwritten offering, First Avenue shall select an investment banking firm of national standing to be the managing underwriter for the offering.

4.             Suspension and Standstill Periods.

(a)           Suspension Period.   After receipt of a Demand Request, First Avenue may, by notice in writing to each Holder, postpone the filing or effectiveness of any registration requested pursuant to this Agreement, suspend the Demand Registration rights of the Holders or require the Holders to suspend the use of any resale prospectus included in the registration statement covering the Registrable Stock, for any period of time determined by First Avenue if there shall occur a Material Disclosure Event (such period, a “Suspension Period”). Notwithstanding the foregoing, no Suspension Period shall exceed 90 days in any one instance and First Avenue may not exercise its rights set forth in the immediately preceding sentence more than twice in any 12-month period. Each Holder agrees that, upon receipt of notice from First Avenue of the occurrence of a Material Disclosure Event (a “Suspension Notice”), such Holder will forthwith discontinue any disposition of Registrable Stock pursuant to the registration statement or any public sale or distribution, including pursuant to Rule 144, until the earlier of (i) the expiration of the Suspension Period and (ii) such Holder’s receipt of a notice from First Avenue to the effect that such suspension has terminated. Any Suspension Notice shall be accompanied by a certificate of the President or any Vice President of First Avenue confirming the existence of the Material Disclosure Event. If so directed by First Avenue, such Holder will deliver to First Avenue (at First Avenue’s expense) all copies, other than permanent file copies, then in such Holder’s possession, of the most recent prospectus covering such Registrable Stock at the time of receipt of such Suspension Notice. In the event of a Suspension Notice, First Avenue shall, promptly after such time as the related Material Disclosure Event no longer exists, take any and all actions necessary or desirable to give effect to any Holders’ rights under this Agreement that may have been affected by such notice, including the Holders’ Demand Registration rights.

(b)           Holder Standstill Period.   Each Holder agrees not to, without the prior written consent of the managing underwriter for any underwritten offering of (i) securities of First Avenue that are the same as, or similar to, the Registrable Stock, or (ii) any securities convertible into, or exchangeable or exercisable for, securities of First Avenue that are the same as, or similar to, the Registrable Stock, effect any disposition (except for dispositions included in, or pursuant to, such an underwritten offering) pursuant to any registration statement or any public sale or distribution, including pursuant to Rule 144, of any Registrable Stock or any securities convertible into, or exchangeable or exercisable for, any securities of First Avenue that are the same as, or similar to, the Registrable Stock, during the period commencing 15 days prior to the effective date of any registration statement relating to such securities of First Avenue (to the extent timely notified in writing (prior to such Holder giving any Demand Request) by First Avenue or the managing underwriter) and ending on the first to occur of (A) the 90th day after such effective date and (B) the end of the public distribution of such securities of First Avenue.

5.             Obligations of First Avenue. First Avenue shall:

(a)           prepare and file with the SEC any required supplements to the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Stock covered by the registration statement for the period required to effect the distribution of the Registrable Stock as set forth in Section 2;

(b)           furnish to each Holder such number of copies of the registration statementand each amendment thereto, the prospectus included in such registration statement (including each preliminary prospectus and each prospectus supplement thereto) and the documents incorporated by reference into such registration statement or prospectus, as applicable in conformity with the requirements of the 1933 Act, as such Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Stock by such Holder;

(c)           use all reasonable efforts to register or qualify the Registrable Stock covered by the registration statement under the securities or Blue Sky laws of such jurisdiction within the United States as shall be reasonably requested by the Holders for the distribution of the Registrable Stock covered by the registration statement; provided, however, that First Avenue shall not be required to qualify to do business in, to file a general consent to service of process or to subject itself to material taxation in any jurisdiction wherein it would not but for the requirements of this paragraph (c) be obligated to do so; and provided, further, that First Avenue shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that the Holders submit any of his or her Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless the Holders agree to do so;

(d)           take all reasonable actions necessary to ensure that the Registrable Stock continue to be listed and available for quotation on The Nasdaq National Market or such other market as may be the principal market on which First Avenue Common Shares are quoted or listed; and

(e)           promptly notify the Holders, at any time when a prospectus or prospectus supplement relating thereto is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, at the request of any Holder, promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to such prospectus, or a revised prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that in the event of a Material Disclosure Event, First Avenue shall be entitled to defer preparing and furnishing such supplement or amendment until the end of the applicable Suspension Period, at which time it shall so notify the Holders and shall prepare and furnish to the Holders any such supplement or amendment as may then be required. Following receipt of any supplement to any prospectus, the Holders shall deliver such supplement or revised prospectus in connection with any offers or sales of Registrable Stock, and shall not deliver or use any prospectus not so amended, supplemented or revised. Following delivery of notice that First Avenue is preparing and filing with the SEC a supplement to the prospectus, the Holders shall not make any further sales of Registrable Stock pursuant to the registration statement until the Holders receive such supplementfrom First Avenue.

6.             Obligations of Holder. Each Holder shall:

(a)           furnish to First Avenue such information regarding itself, the Registrable Stock held by it and the intended method of disposition of such securities as First Avenue shall reasonably request and as shall be required in connection with the actions to be taken by First

Avenue hereunder, which shall be a condition precedent to the obligations of First Avenue to include Registrable Stock of a Holder in the registration statement;

(b)           promptly notify First Avenue of any changes in the information set forth in the registration statement and any related prospectus, prospectus supplement or document incorporated by reference therein regarding such Holder or its plan of distribution, and shall not use, distribute or otherwise disseminate any free writing prospectus, as defined in Rule 405 under the 1933 Act in connection with the sale of Registrable Stock under the registration statement, without the prior consent of First Avenue; and

(c)           not disclose any information obtained by such Holder in connection with this Agreement, and shall not use any such information as the basis for any market transactions in the securities of First Avenue or its Affiliates, unless and until such information is made generally available to the public.

7.             Expenses. All expenses incurred in connection with the registration pursuant to this Agreement, excluding underwriters’ or brokers’ fees, discounts and commissions, but including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, the fees and disbursements of counsel for First Avenue and reasonable fees and expenses of not more than one counsel for the Participating Holders (as a group), shall be paid by First Avenue. Each Holder shall bear and pay all underwriting fees, discounts and commissions and brokerage fees, any out-of-pocket expenses of such Holder, including any fees and expenses of counsel to such Holder (other than as set forth in the prior sentence), and any applicable transfer taxes applicable to securities offered for his or her account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

8.             Transfer of Registration Rights. Subject to the terms of any Lock-Up Agreement among the Holder, First Avenue and FiberTower, the registration rights of a Holder under this Agreement with respect to any Registrable Stock may be transferred or assigned to (a) any transferee or assignee of such Registrable Stock who acquires, as a result of such transfer or assignment,at least (i) 20% (calculated at the time of such transfer or assignment) of such Holder’s Registrable Stock or (ii) 5,000 shares of the Registrable Stock previously held by such Holder, whichever is greater, or (b) an Affiliate of such Holder; provided, however, that (i) such Holder shall give First Avenue written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to First Avenue, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act; and provided, further, that no Holder shall be entitled to designate any such transferee if the Registrable Stock would continue to be Registrable Stock for a period longer than would be the case in the hands of such Holder or any of its Affiliates.

9.             Indemnification. In the event any Registrable Stock is included in a registration statement under this Agreement:

(a)           Indemnification by First Avenue. First Avenue shall indemnify and hold harmless each Holder, such Holder’s directors and officers, any selling agent selected by such Holder with respect to the offering of such Registrable Stock, including underwriters (as defined in the 1933 Act), and each person, if any, who controls such Holder or selling agent within the meaning of Section 15 of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the registration statement or any preliminary or final prospectus included therein (including any free-writing prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of any prospectus, in light of the circumstances under which they were made, not misleading; and First Avenue shall reimburse each such Holder, such Holder’s directors and officers, and such selling agent or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of First Avenue; provided, further, that First Avenue shall have no obligation to provide indemnification hereunder for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of any such Holder or such Holder’s directors and officers, participating person or controlling person, expressly for use in connection with such registration. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder and any termination of this Agreement.

(b)           Indemnification by the Holders. Each Holder severally and not jointly shall indemnify and hold harmless First Avenue, each of its directors and officers, each person, if any, who controls First Avenue within the meaning of Section 15 of the 1933 Act, and each agent and any underwriter (within the meaning of the 1933 Act) for First Avenue against any losses, claims, damages or liabilities, joint or several, to which First Avenue or any such director, officer, controlling person, agent or underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the registration statement or any preliminary or final prospectus included therein (including any free-writing prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of any prospectus, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by First Avenue or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder; provided, further, that the aggregate liability of each Holder hereunder shall be limited to an amount equal to the net proceeds (after deducting any underwriting or broker’s discounts or commissions but before deducting expenses) received by such Holder from the sale of Registrable Stock covered by such registration statement.

(c)           Notice of Claims, Etc. Promptly after receipt by any person entitled to indemnity underSection 9(a) or (b) hereof, of notice of the commencement of any action or proceeding involving a claim referred to in such sections, such indemnified party shall, if indemnification is sought against an indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9. Anything in this Section 9(c) to the contrary notwithstanding, an indemnifying party shall not be liable for the settlement of any action effected without its prior written consent (which consent shall not unreasonably be withheld or delayed), but if settled with the prior written consent of the indemnifying party, or if there shall be a final judgment adverse to the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise, with respect to any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), which (i) does not include as a term thereof the unconditional release of the indemnified party from all liability in respect of such action or claim or (ii) includes a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d)           Contribution.        To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

10.          General Provisions.

(a)           Notices.   Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, transmitted by facsimile, delivered by nationally recognized overnight courier or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid. Notices shall be delivered at the addresses set forth below such party’s name on the signature pages hereto. Any party hereto may by notice so given change its address or facsimile number for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or on the third business day after deposit in the mail in the manner set forth above.

(b)           Deemed Underwriter; Due Diligence.   First Avenue agrees that, if Goldman, Sachs & Co. (“Goldman Sachs”), or any affiliate thereof (together with Goldman Sachs, any “GS Entity”) could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the 1933 Act, in connection with any registration of First Avenue’s securities held by any GS Entity pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “GS Underwriter Registration Statement”), then First Avenue will cooperate with such GS Entity in allowing such GS Entity to conduct customary “underwriter’s due diligence” with respect to First Avenue and satisfy any obligations in respect thereof. In addition, at Goldman Sachs’ request, First Avenue will furnish to Goldman Sachs, on the date of the effectiveness of any GS Underwriter Registration Statement and thereafter from time to time on such dates as Goldman Sachs may reasonably request (i) a letter, dated such date, from the First Avenue’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to Goldman Sachs, and (ii) an opinion, dated as of such date, of counsel representing First Avenue for purposes of such GS Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including, without limitation, a standard “10b-5” opinion for such offering, addressed to Goldman Sachs. First Avenue will also permit legal counsel to Goldman Sachs to review and comment upon any such GS Underwriter Registration Statement at least five business days prior to its filing with the SEC and all amendments and supplements to any such GS Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any GS Underwriter Registration Statement or amendment or supplement thereto in a form to which Goldman Sachs’ legal counsel reasonably objects.

(c)           Entire Agreement; Independence of Obligations.   This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

(d)           Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

(e)           Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(f)            Third Parties.   Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

(g)           Successors and Assigns.   Subject to the provisions of Section 8, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

(h)           Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

(i)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

(j)            Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

(k)           Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of First Avenue Common Shares, then, upon the occurrence of any subdivision, combination or share dividend of such class of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

FIRST AVENUE NETWORKS, INC.

By:
Name:
Title:

First Avenue Networks, Inc.
7925 Jones Branch Drive, Suite 3300
McLean, Virginia 22102
Facsimile: (917) 591-4212
Attn: Thomas A. Scott

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Facsimile: (713) 220-4285
Attn: W. Mark Young

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Facsimile: (650) 938-5200
Attn: William R. Schreiber

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

HOLDERS

By:
Name:
Title:

Address:

Facsimile:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

LIST OF HOLDERS

The Raptor Global Portfolio Ltd.

The Tudor BVI Global Portfolio Ltd.

The Altar Rock Fund L.P.

Tudor Proprietary Trading, L.L.C.

Goldman, Sachs & Co.

Meritech Capital Partners II L.P.

Meritech Capital Affiliates II L.P.

MCP Entrepreneur Partners II L.P.

Crown Castle Investment Corp.

American Towers, Inc.

Spectrasite Communications, Inc.

Oak Investment Partners X, L.P.

Oak Investment Partners X Affiliates Fund, L.P.

Eric Botto

David Leeds

Harpinder Madan

Scott Brady